UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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Ortho Clinical Diagnostics Holdings plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2022 ANNUAL GENERAL

MEETING OF SHAREHOLDERS

Ortho Clinical Diagnostics Holdings plc

(a public limited company having its registered address at Felindre Meadows, Pencoed, Bridgend,

Mid Glamorgan, Wales, CF35 5PZ

and incorporated in England and Wales with company number 13084624)

Dear Shareholder:

It is my pleasure to invite you to attend the inaugural Annual General Meeting of Shareholders of Ortho Clinical Diagnostics Holdings plc (the “Company,” “Ortho,” “us” or “we”), which will be held on June 16, 2022 beginning at 10:00 a.m., EDT, at Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, United States (the “ Annual Meeting”). The Annual Meeting will be held virtually by Lumi AGM UK Limited and can be accessed online at https://web.lumiagm.com/ (the “Virtual Meeting Platform”). This notice of the Annual Meeting (the “Notice of the Annual Meeting”) and accompanying proxy statement (the “Proxy Statement”) describe the proposals you will be asked to consider and upon which you will be asked to vote. References in the accompanying Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements, or changes in location of the Annual Meeting, to the extent applicable.

The Company is incorporated under the laws of England and Wales with shares traded on The Nasdaq Global Select Market (“Nasdaq”). As such, the Company is subject to the U.K. Companies Act 2006 (the “Companies Act”), U.S. securities laws and regulations, as well as the listing standards of Nasdaq, and our proposals herein are based on these various regulations. The proposals in the Proxy Statement may be unfamiliar to shareholders based on their experience with U.S. companies. For instance, Proposals 4 through 8 are items that are required to be approved by shareholders periodically under the Companies Act. Please review and consider each proposal carefully.

Your vote is important, regardless of the number of shares that you own. Whether or not you intend to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented. You may vote your shares via the internet, telephone, or mail by signing, dating, and returning your proxy card in the envelope provided.

TIME AND DATE	June 16, 2022 at 10:00 a.m., EDT

PLACE

Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, United States, however shareholders will not be permitted to attend the Annual Meeting in person and must attend virtually, via the Virtual Meeting Platform at https://web.lumiagm.com/

RECORD DATE	April 18, 2022 at 5:00 p.m., EDT

ITEMS OF BUSINESS	The Board of Directors (the “Board”) unanimously recommends that you vote “FOR” each of the following proposed ordinary resolutions:

Proposal 1: Say-on-Pay for Named Executive Officers (“NEOs”) – ordinary resolution to approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs for the year ended January 2, 2022 as described in the Proxy Statement (the “Say-on-Pay proposal for NEOs”);

Proposal 2: Frequency of Say-on-Pay Proposal for NEOs – ordinary resolution to determine, on a non-binding advisory basis, the frequency of future advisory votes on the compensation paid to our NEOs;

Proposal 3: Ratification of U.S. Auditor – ordinary resolution to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s U.S. independent registered public accounting firm for the year ending January 1, 2023;

Proposal 4: U.K. Annual Report and Accounts – ordinary resolution to receive the Company’s audited U.K. accounts for the year ended January 2, 2022, including the reports of the directors and the auditor thereon (the “U.K. Annual Report and Accounts”);

Proposal 5: 2021 Directors’ Remuneration Report – ordinary resolution to approve, on a non-binding advisory basis, the Company’s directors’ remuneration report, excluding the prospective directors’ remuneration policy (the “2021 Directors’ Remuneration Report”), as set forth in the Company’s U.K. Annual Report and Accounts;

Proposal 6: Prospective Directors’ Remuneration Policy – ordinary resolution to approve the Company’s prospective directors’ remuneration policy for the three years ended December 2024, as set forth in the U.K. Annual Report and Accounts (the “Directors’ Remuneration Policy”), such policy to take effect immediately after the conclusion of the 2022 Annual General Meeting of Shareholders;

Proposal 7: Re-appointment of U.K. Statutory Auditor – ordinary resolution to re-appoint PwC as the Company’s U.K. statutory auditor under the Companies Act 2006, to hold office from the conclusion of the 2022 Annual General Meeting of Shareholders until the next annual general meeting of shareholders at which accounts are laid; and

Proposal 8: U.K. Statutory Auditor Fees – ordinary resolution to authorize the Board and/or the Audit Committee of the Board to determine the remuneration of PwC, in its capacity as the Company’s U.K. statutory auditor for the year ending January 1, 2023, and to ratify the remuneration of PwC for the year ended January 2, 2022.

The foregoing items are more fully described in the Proxy Statement, which forms a part of the Notice of the Annual Meeting. As of the date of the Proxy Statement, the Company does not know of any other matters to be raised at the Annual Meeting other than those described in the Proxy Statement.

In accordance with the articles of association of the Company, all resolutions will be taken on a poll, which means that each Ordinary Share (defined below) is entitled to one vote for each proposal. The voting results and any other information required by the Companies Act will be made available on the Company’s website as soon as reasonably practicable following the Annual Meeting. The voting results will also be announced in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission within four business days following the Annual Meeting.

We appreciate the continuing interest of our shareholders in the Company.

May 2, 2022	On behalf of the Board of Directors,

Michael A. Schlesinger
Executive Vice President, General Counsel and Secretary

PROXY STATEMENT FOR THE
2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement relates to the solicitation of proxies by the Board of Ortho Clinical Diagnostics Holdings plc for use at the Annual Meeting to be held on June 16, 2022, beginning at 10:00 a.m., EDT, and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, United States, however, shareholders will not be permitted to attend the Annual Meeting in person and must attend virtually, via the Virtual Meeting Platform at https://web.lumiagm.com/.

The proxy is solicited by the Board and is revocable by you any time before it is voted. The Notice of Internet Availability of Proxy Materials (the “Notice of Materials”) and related proxy materials were first made available to shareholders on or about May 2, 2022 at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy, free of charge, by any of the following methods:

(a)
internet at www.proxyvote.com;
(b)
telephone at 1-800-579-1639; or
(c)
email at sendmaterial@proxyvote.com.

Our Annual Report on Form 10-K, including consolidated financial statements, for the year ended January 2, 2022 (our “Form 10-K”) and our U.K. Annual Report and Accounts are being made available at the same time and by the same methods. The Form 10-K and U.K. Annual Report and Accounts are not to be considered part of the proxy solicitation materials or incorporated by reference therein.

Our principal executive offices are located at 1001 Route 202, Raritan, New Jersey 08869. Our telephone number at this address is 908-218-8000. Our registered address is Felindre Meadows, Pencoed, Bridgend Mid Glamorgan, Wales CF35 5PZ. Our website address is www.orthoclinicaldiagnostics.com. Information contained on, or that can be accessed through, our website, including information referred to in this Proxy Statement, is not to be considered as part of the proxy solicitation materials and is not incorporated into this Proxy Statement.

Ortho Clinical Diagnostics Holdings plc is a public limited company incorporated under the laws of England and Wales, and our ordinary shares (the “Ordinary Shares”) trade on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “OCDX.” As a result, the Company is governed by the Companies Act, U.S. securities laws and regulations, and Nasdaq Listing Rules.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2022

The Notice of the Annual Meeting, Proxy Statement, our Annual Report on Form 10-K and our U.K. Annual Report and Accounts are available at

www.proxyvote.com.

2022 PROXY SUMMARY

Along with the Notice of the Annual Meeting, we are providing this Proxy Statement, our Annual Report on Form 10-K and the U.K. Annual Report and Accounts, in connection with the Annual Meeting.

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider regarding each of the proposals to be voted on at the Annual Meeting. As such, please read the entire Proxy Statement carefully before voting.

Meeting Information

•	Time and Date	June 16, 2022 at 10:00 a.m., EDT

•	Place

Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, United States, however shareholders will not be permitted to attend the Annual Meeting in person and must attend virtually, via the Virtual Meeting Platform at https://web.lumiagm.com/

•	Record Date	April 18, 2022, 5:00 p.m., EDT

•	Voting	Each Ordinary Share is entitled to one vote for each of the proposals to be voted on

Voting Matters and Board Recommendations

Definitive Agreement in which Quidel Corporation will Acquire Ortho

On December 22, 2021, Ortho, Coronado Topco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Coronado Topco”), Laguna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Merger Sub”), Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Orca Holdco 2, Inc., a Delaware corporation and a wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”) and Quidel Corporation, a Delaware corporation (“Quidel”) entered into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Combinations”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) under a scheme of arrangement under the Companies Act, each issued and outstanding ordinary share of Ortho will be acquired by a depository nominee (or transferred within the depository nominee) on behalf of Coronado Topco in exchange for (x) 0.1055 shares of common stock of Coronado Topco and (y) $7.14 in cash (the “Ortho Scheme”), and (ii) immediately after the consummation of the Ortho Scheme, U.S. Merger Sub will merge with and into Quidel, pursuant to which each issued and outstanding share of Quidel common stock will be converted into one share of Coronado Topco common stock, with Quidel surviving as a wholly owned subsidiary of Coronado Topco. The boards of directors of both Ortho and Quidel have unanimously approved the terms of the Business Combination Agreement. Upon completion of the Combinations, which require shareholder approval, Ortho shareholders are expected to own approximately 38% of Coronado Topco and Quidel stockholders are expected to own approximately 62% of Coronado Topco on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the Business Combination Agreement.

While consummation of the Combinations (the “Closing”) is expected to occur during the first half of fiscal year 2022, as of the date of this Proxy Statement, the Closing has not yet occurred. Ortho will hold its Annual Meeting only if the Closing does not occur before June 16, 2022. In such case, the full text of each proposal to be voted on at the Annual Meeting is set out in the Notice of the Annual Meeting. A summary of each proposal is presented below.

	Proposal to be Voted Upon	Board Recommendation	Description
1	2021 Say-on-Pay for Named Executive Officers (“NEOs”)	FOR	Ordinary resolution to approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs for the year ended January 2, 2022 as described in the Proxy Statement
2	Frequency of Say-on-Pay Proposal for NEOs	FOR ONE YEAR	Ordinary resolution to determine, on a non-binding advisory basis, the frequency of future advisory votes on the compensation paid to our NEOs.
3	Ratification of U.S. Auditor	FOR	Ordinary resolution to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s U.S. independent registered public accounting firm for the year ending January 1, 2023.
4	U.K. Annual Report and Accounts	FOR

Ordinary resolution to receive the Company’s audited U.K. accounts for the year ended January 2, 2022, including the reports of the directors and the auditor thereon (the “U.K. Annual Report and Accounts”).

5	2021 Directors’ Remuneration Report	FOR

Ordinary resolution to approve, on a non-binding advisory basis, the Company’s directors’ remuneration report, excluding the prospective directors’ remuneration policy (the “2021 Directors’ Remuneration Report”), as set forth in the Company’s U.K. Annual Report and Accounts.

6	Prospective Directors’ Remuneration Policy	FOR

Ordinary resolution to approve the Company’s prospective directors’ remuneration policy for the three years ending December 2024, as set forth in the U.K. Annual Report and Accounts (the “Directors’ Remuneration Policy”), such policy to take effect immediately after the conclusion of the 2022 Annual General Meeting of Shareholders.

7	Re-appointment of U.K. Statutory Auditor	FOR

Ordinary resolution to re-appoint PwC as the Company’s U.K. statutory auditor under the Companies Act 2006, to hold office from the conclusion of the 2022 Annual General Meeting of Shareholders until the next annual general meeting of shareholders at which accounts are laid.

8	U.K. Statutory Auditor Fees	FOR

Ordinary resolution to authorize the Board and/or the Audit Committee to determine the remuneration of PwC, in its capacity as the Company’s U.K. statutory auditor for the year ending January 1, 2023, and to ratify the remuneration of PwC for the year ended January 2, 2022.

Board of Directors

The Board of Directors (the “Board”) has adopted and adheres to our Corporate Governance Guidelines, which were adopted to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its shareholders. Pursuant to our Articles of Association (the "Articles"), The Carlyle Group Inc. and its affiliates, (the “Principal Shareholder”) have the right to appoint a certain number of directors to our Board (such persons, the "Principal Shareholder Appointees"). The number of Principal Shareholder Appointees our Principal Shareholder will be entitled to appoint is subject to our Principal Shareholder maintaining certain ownership thresholds. The Company’s Board currently consists of 11 directors, of which eight directors are Principal Shareholder Appointees. The following table provides summary information about each of our directors as of May 2, 2022:

				COMMITTEES
		Board				Nominating and Corporate
Name	Age	Appointment	Independent	Audit	Compensation	Governance	Executive
Christopher Smith Chairman and Chief Executive Officer	59	2021					✔
Karen Bechtel	73	2021	✔
Evelyn Dilsaver	66	2021	✔	✔CF
Allan Holt	70	2021	✔
Carl Hull	64	2021	✔		✔
Ronald Labrum	65	2021	✔		✔
Thomas Mac Mahon	75	2021	✔	✔
David Perez	62	2021	✔	✔		✔
Robert Schmidt	39	2021	✔		✔		✔
Stephen Wise	49	2021	✔		✔C	✔	✔C
Robert Yates	63	2021				✔C

C Chair

F Audit Committee Financial Expert

Board and Governance Highlights

Our Board believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner that is consistent with our Code of Business Conduct and Ethics, our guiding principle as expressed through our credo, "Because Every Test is A Life", and all applicable legal requirements. Our Corporate Governance Guidelines establish a governance framework that is aligned with this belief and by which the Board fulfills its responsibilities. The following highlights some key characteristics of our Board and corporate governance practices:

Key Board Statistics

9 of 11 Independent Directors	62 Average Age	18% Female Directors	27% Self-Identify as Female, a Member of an Underrepresented Minority and/or LGBTQ+

Board and Governance Best Practices
Fully independent Audit and Compensation Committees	✔
All Directors are Independent except Mr. Smith and Mr. Yates	✔
Regular Executive Sessions of Independent Directors	✔
Governance Best Practices
Periodic Board and Committee Self-Evaluations	✔
New Director Orientation and Continuing Education	✔
Code of Business Conduct and Ethics Applicable to Directors	✔

Business Highlights

Business Overview

We are a pure-play in vitro diagnostics (“IVD”) business, pioneering life-impacting advances in diagnostics for over 80 years, from our earliest work in blood typing, to our innovation in infectious diseases and our latest developments in laboratory solutions. We are driven by our credo, “Because Every Test is A Life.” This guiding principle reflects the crucial role diagnostics play in global health and guides our priorities as an organization. As a leader in IVD, we impact approximately 800,000 patients every day. We are dedicated to improving outcomes for these patients and saving lives through providing innovative and reliable diagnostic testing solutions to the clinical laboratory and transfusion medicine communities. Our global infrastructure and commercial reach allow us to serve these markets with significant scale. We have an intense focus on the customer. We support our customers with high quality diagnostic instrumentation, a broad test portfolio and market leading service. Our products deliver consistently fast, accurate and reliable results that allow clinicians to make better-informed treatment decisions. Our business model generates significant recurring revenues and strong cash flow streams, primarily from the ongoing sales of high margin consumables. In fiscal 2021, these recurring revenues contributed approximately 93% of both our total and core revenue. We maintain close connectivity with our customers through our global presence, with more than 4,800 employees, including approximately 2,300 commercial sales, service and marketing teammates. This global organization allows us to support our customers across more than 130 countries and territories.

Our Performance

We delivered a record performance in 2021, reaching significant milestones such as exceeding $2.01 billion in revenue and 15% annual growth. This momentum is a direct result of our commercial execution within the Clinical Laboratories and Transfusion Medicine businesses as well as across all major geographic regions, demonstrating the strength and stability of our recurring revenue business model. Highlights of our fiscal year 2021 performance include:

•
Core revenue increased 16.1% to $2,014.7 million, compared with $1,734.8 million in fiscal year 2020.

•
GAAP operating income increased 96.9% to $173.9 million, compared to $88.3 million in fiscal year 2020. Adjusted EBITDA for the fiscal year was $548.1 million, an increase of 22.2% as compared to $448.5 million in fiscal year 2020.*
•
GAAP net loss was $54.3 million, or $0.24 per share, compared with a GAAP net loss of $211.9 million, or $1.45 per share, in fiscal year 2020. Adjusted net income was $187.7 million, or $0.80 per share, compared with $43.7 million, or $0.29 per share, in fiscal year 2020.*

*Adjusted EBITDA and Adjusted net income are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP, see "Reconciliation of Non-GAAP Financial Measures" on page 58 of this Proxy Statement.

Investor Engagement

The Board and management endeavor to maintain good relationships with our shareholders and to address their concerns and to ensure that we are acting in the best interests of our stakeholders. We maintain regular two-way dialogue with investors in order to promote confidence in the Company’s strategy and performance, as well as to ensure access to capital. Highlights of our shareholder engagement efforts during 2021 include our participation in four virtual investor conferences. In 2021, we held nearly 200 shareholder meetings or calls, including with shareholders that held approximately 84% of our shares outstanding as of January 2, 2022. We value good relations with the Company’s shareholders and understand the importance of effectively communicating the Company’s operational and financial performance as well as its future strategy.

Sustainability Highlights

Like our customers, we never forget how high the stakes are, which is why we work every day to deliver accurate test results, easy-to-use technology and continuous collaboration to ensure our customers achieve the most important measures of success - exceptional patient care. We believe protecting the environment and advancing sustainability go hand-in-hand with our purpose of improving and saving lives through diagnostics. Our Brand Promise – Because Every Test Is A Life™ — is more than diagnostics, it’s about the impact on people and the planet too. Ortho has a long history of establishing internal sustainability goals and we look forward to publishing our inaugural sustainability report planned for later this year. A few of our sustainability highlights include:

•
On average, 160,000 liters of water per year are saved with one VITROS System compared to competitive systems;
•
From 2019 to 2021, we reduced our greenhouse gas (“GHG”) emissions by 6%, driven largely by a 17% reduction in energy intensity;
o
At optimal performance, nearly 30% of energy we purchase and create is attributed to solar, geothermal or cogeneration; and
o
As we continue to grow the company, we are outlining a path in our Next Generation Sustainability Goals to further reduce GHG emissions in our operations and supply chain; and
•
We established our Diversity, Equity and Inclusion (“DEI”) Council in April 2021 and established a 2022 corporate objective to retain, attract and develop top talent by continuing our progression to be an inclusive employer of choice.

We are continuing to formalize the key performance indicators that will measure our sustainability progress, as well as the disclosures whereby we will report this progress to our shareholders over the coming years. We are committed to providing additional public disclosure and transparency in this respect.

At the Board level, Ortho's Nominating and Governance Committee oversees sustainability and social responsibility, and this responsibility is set forth in the committee's charter. At the management level, Ortho's Head of Operations, Quality, Regulatory, Compliance, Clinical, Medical and Scientific Affairs, Head of People and Culture, and Executive Vice President of General Counsel and Secretary, who each report directly to our Chief Executive Officer, have general oversight responsibility with respect to matters of environmental, social and governance responsibility, respectively.

More information about the Company's sustainability efforts will be included in our 2022 Sustainability Report, which will be available in the Investors section of our public website, https://ir.orthoclinicaldiagnostics.com, on or around June 10, 2022.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

COVID-19 Restrictions

At the time of publication of this Notice of the Annual Meeting, the U.K. Government has removed restrictions on large public gatherings. However, in light of the ongoing restrictions in the United States and the uncertainty surrounding COVID-19 and the possible reintroduction by the U.K. Government of measures restricting large public gatherings, and in order to protect the health and safety of our shareholders and directors, officers and employees, shareholders will not be permitted to attend the Annual Meeting in person, except for the Chair and anyone else nominated by the Chair of the Annual Meeting.

The COVID-19 situation is constantly evolving, and the U.K. and U.S. Governments may change current restrictions or implement further measures relating to the holding of shareholder meetings during the affected period. Any changes to the arrangements for the Annual Meeting will be publicly communicated to Ortho’s shareholders before the Annual Meeting, including through our investor relations website https://ir.orthoclinicaldiagnostics.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission (the “SEC”).

What is the Location of the Annual Meeting?

The Annual Meeting will be held on June 16, 2022 at 10:00 a.m., EDT, or at such other time and place to which the Annual Meeting may be adjourned or postponed. The Annual Meeting will be held at Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, United States, however shareholders will not be permitted to attend the Annual Meeting in person and must attend virtually, via the Virtual Meeting Platform at https://web.lumiagm.com/.

What is a Proxy Statement?

A proxy statement is a document that the rules and regulations of the SEC require the Company to give to you, as a shareholder, when it asks you to sign a proxy designating individuals to vote on your behalf at a meeting.

What is a Proxy?

A proxy is (a) your legal designation to another person to vote the Ordinary Shares that you own and (b) the term for such designee. If you delegate someone as your proxy in a written document, that document is called a proxy card.

How Will the Company Distribute Proxy Materials?

The Company utilizes the “Notice and Access” method of providing the Notice of the Annual Meeting and Proxy Statement, the Company’s U.K. Annual Report and Accounts, and our Annual Report on Form 10-K for fiscal year ended January 2, 2022 (collectively, the “Proxy Materials”) to shareholders. With “Notice and Access,” we are permitted to furnish the Proxy Materials to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, you will receive our Proxy Materials in one of the following ways:

•
Notice and Access: Most shareholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice of Materials, which was mailed to most of our shareholders beginning on or about May 2, 2022, will instruct you on how to access and review all of the Proxy Materials at www.proxyvote.com. Such notice also instructs you on how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice of Materials. Any request to receive Proxy Materials by mail or email will remain in effect until you revoke it. All shareholders who do not receive a Notice of Materials will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by email (see below).
•
Email Access to Proxy Materials: Shareholders who previously elected to receive notice of access to Proxy Materials via email will not receive the Notice of Materials in the mail. You should have received an email with links to the Proxy Materials and online proxy voting.
•
Paper Copy of Proxy Materials with Proxy Card: All shareholders of record and shareholders who previously requested paper copies of the Proxy Materials will not receive the Notice of Materials. Instead, such shareholders will continue to receive a paper copy of the Proxy Materials until a request is submitted to change delivery methods. You can eliminate all such paper mailings in the future by electing to receive an email that provides internet links to these documents. Opting to receive all future Proxy Materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please follow the instructions on your proxy card or voting instruction card.

These documents will also be made available in the Investors section of our public website, https://ir.orthoclinicaldiagnostics.com, as well as at www.proxyvote.com.

Who is Entitled to Vote at the Annual Meeting?

You can vote at the Annual Meeting or any adjournment or postponement thereof if you are a shareholder of record or beneficial owner of our ordinary shares, par value $.00001 per share (the “Ordinary Shares”), as of 5:00 p.m., EDT, on April 18, 2021 (the “Record Date”). In addition, provisions under the Companies Act allow shareholders of record as of 10:00 a.m., EDT, on June 14, 2022 (the "Voting Record Time"), to vote at the Annual Meeting. Beneficial owners must be deemed beneficial owners by the Record Date, as the record date permitted by the Companies Act only applies to shareholders of record, or registered holders. Please see the question below for an explanation of the difference between a shareholder of record and a beneficial owner. Unless otherwise restricted from voting in accordance with applicable law and/or our Articles, you will have one vote for each Ordinary Share per proposal. As of April 18, 2022, we had 237,734,877 Ordinary Shares outstanding and entitled to vote.

Any corporate or institutional shareholder may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it was an individual shareholder of the Company.

It is only possible for existing beneficial shareholders to attend and vote directly (i.e., in their own name) at the Annual Meeting in respect of all or part of their holding, if they become a registered holder of our Ordinary Shares. Beneficial holders of our Ordinary Shares may arrange to become a registered holder of our Ordinary Shares upon completion of a stock transfer form by the applicable registered holder nominee (DTC or Computershare) in respect of the Ordinary Shares that they wish to be transferred into their name (and pay any related UK stamp duty, if applicable) and send the completed stock transfer form and related documentation (as applicable) to Ortho’s transfer agent, Computershare Investor Services at Investor Services at 462 South 4th Street, Suite 1600, Louisville, KY, 40202, United States, to permit processing to be completed by Computershare prior to the Voting Record Time.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members of our transfer agent, Computershare Investor Services plc (“Computershare”).

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose relevant to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive office located at 1001 Route 202, Raritan, New Jersey, 08869, during ordinary business hours. This list will also be available at the location of the Annual Meeting and open to the examination of any shareholder present at the Annual Meeting.

What is the Difference Between Holding Ordinary Shares as a Shareholder of Record and as a Beneficial Owner?

As summarized below, there are some differences between Ordinary Shares held of record and those owned beneficially in street name.

•
Shareholders of Record. If your Ordinary Shares are registered directly in your name on the register of members with Computershare, you are considered the shareholder of record with respect to those shares, and the Proxy Materials, including a proxy card, are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us, to vote electronically, or to vote in person at the Annual Meeting.
•
Beneficial Owners. If your Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Materials or Proxy Materials are being forwarded to you by your broker, bank, or nominee through whom you hold the shares. As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote your Ordinary Shares by following the instructions contained in the Notice of Materials or Proxy Materials. If you requested printed Proxy Materials, your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your Ordinary Shares.

Do I Have to Attend the Annual Meeting to Vote?

No, attendance at the Annual Meeting is not required for shareholders to vote their Ordinary Shares. However, the Board encourages its shareholders to attend the Annual Meeting via the Virtual Meeting Platform (as defined below) and vote their Ordinary Shares.

How Can I Access the Virtual Meeting Platform?

Shareholders can remotely attend, speak, submit written questions and vote at the Annual Meeting via a virtual meeting platform provided by Lumi AGM UK Limited (the “Virtual Meeting Platform”). Holders of the beneficial interests in Ordinary Shares will be able to submit written questions by email to IR@orthoclinicaldiagnostics.com (emails must be received no less than 48 hours before the start of the Annual Meeting) and via the Virtual Meeting Platform (beginning seven days prior to the start of the Annual Meeting and through the Annual Meeting). Access to the Annual Meeting will be available from 9:30 a.m., EDT, on June 16, 2022, although the voting functionality will not be enabled until the Chair of the Annual Meeting declares the poll open. The Chair of the Annual Meeting will ensure that relevant matters relating to the formal business of the Annual Meeting are addressed at the Annual Meeting.

Shareholders can access the Virtual Meeting Platform at https://web.lumiagm.com using a web browser on a computer or smartphone device. The web browser must be compatible with the latest browser versions of Chrome, Firefox, Edge and Safari.

How Can I Access the Annual Meeting Remotely if I Am a Shareholder?

•	Log in at https://web.lumiagm.com/ at least 15 minutes before the Annual Meeting starts.

•	Enter the meeting ID: 281-870-865.

•	Click on “I have a login.”

•	Enter your control number (which can be found on the Form of Proxy).

•	Enter the password: ortho2022 (case sensitive).

If you are unable to access your control number, please contact the following persons to access your control number. If the shareholder of record in respect of your Ordinary Shares is Cede & Co., you should contact your broker, bank, trust company or other nominee to access your control number. If the shareholder of record in respect of your Ordinary Shares is GTU Ops Inc., please call Computershare between 8:00 a.m. and 5:00 p.m., EDT, Monday to Friday (except U.S. public holidays) at +1 (866) 644-4127 (toll-free in the U.S. and Canada) and +1 (781) 575-2906 (International). Calls from outside the U.S. will be charged at the applicable international rate. Calls are charged at standard geographic rate and will vary by provider. Different charges may apply to calls from mobile telephones.

During the Annual Meeting, you must ensure you are connected to the Internet at all times in order to submit written questions and vote when the Chair of the Annual Meeting commences polling. Therefore, it is your responsibility to ensure connectivity for the duration of the Annual Meeting via your wireless or other Internet connection. The Virtual Meeting Guide, which is available on our investor relations website at https://ir.orthoclinicaldiagnostics.com, contains further information on accessing and participating in the Annual Meeting remotely via the Virtual Meeting Platform. The information contained on our website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC.

If you wish to appoint a proxy and for them to attend the Annual Meeting on the Virtual Meeting Platform on your behalf, please complete the form of proxy provided to you in accordance with the instructions therein.

If your Ordinary Shares are held through a broker, bank, trust company or other nominee, you must rely on the procedures of such intermediary through which you hold your shares. As a beneficial owner, you have the right to direct your broker, bank, trust company or other nominee on how to vote the shares in your account. You should contact such intermediary for further instructions on how you can instruct that intermediary to vote on your behalf at the Annual Meeting and the date by which you must provide such instructions to the intermediary. Please follow the instructions in the form of proxy provided to you if you wish to access the Virtual Meeting Platform. If you are in any doubt about your shareholding please contact Computershare, Ortho’s registrar, at +1 (866) 644-4127 (toll-free in USA and Canada) and +1 (781) 575-2906 (International). Computershare lines are open between 8:00 a.m. and 5:00 p.m. (Eastern Standard Time) Monday to Friday (except U.S. public holidays) at +1 (866) 644-4127 (toll-free in the U.S. and Canada) and +1 (781) 575-2906 (International). Calls from outside the U.S. will be charged at the applicable international rate. Calls are charged at standard geographic rate and will vary by provider. Different charges may apply to calls from mobile telephones.

How Do I Vote?

Shareholders of Record

If you are a shareholder of record, you may vote your Ordinary Shares in person at the Annual Meeting or appoint another person(s) as your proxy to vote on your behalf using any of the following methods:

•
by completing and signing the proxy card and returning it in the pre-paid envelope provided;

•
by submission via the internet at www.proxyvote.com and following the instructions provided; or
•
by telephone, using the toll-free telephone number shown on the proxy card.

Telephone and internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., EDT, on June 15, 2022.

The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and attend the Annual Meeting and vote in person, your proxy will automatically be terminated.

If you properly give instructions as to your proxy by executing and returning a paper proxy card or through the internet or by telephone and your proxy is not subsequently revoked, your Ordinary Shares will be voted in accordance with your instructions.

Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company, or partnership, the proxy card should be signed in the full corporate, limited liability company, or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee, or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment.

If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted “FOR” each of Proposals 1 through 8 and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

Beneficial Owners

If you are a beneficial owner, please follow the directions provided by your broker, bank, or other nominee. You may submit instructions by telephone or through the internet to your broker, bank, or other nominee, or request and return a paper voting instruction card to your broker, bank, or other nominee.

Can I Change My Vote?

Yes, you may change your vote prior to the Annual Meeting as follows:

Shareholders of Record

If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting by:

•
entering a later-dated proxy by telephone or via the internet prior to 11:59 p.m., EDT, on June 15, 2022;
•
delivering a valid, later-dated proxy card that is received by Broadridge at least 24 hours prior to the start of the Annual Meeting;
•
sending written notice to the Company Secretary at the Company’s registered office that is received at least 24 hours prior to the start of the Annual Meeting; or
•
voting in person at the Annual Meeting.

Beneficial Owners

If you are a beneficial owner of Ordinary Shares, you may submit new voting instructions by contacting your broker, bank, or other nominee.

All Ordinary Shares that have been properly voted and not revoked will be counted in the votes at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or internet vote of your proxy.

What Should I Do if I Received More than One Proxy Card?

If you own some Ordinary Shares directly in your name as a registered holder and other Ordinary Shares as a beneficial owner holding through a broker, bank, or other nominee, or if you own Ordinary Shares through more than one broker, bank, or other nominee, you may receive multiple proxy cards. It is necessary for you to fill in, sign, and return all of the proxy cards included in the Proxy Materials you receive in order to vote all of the Ordinary Shares that you own.

How Many Votes Must be Present to Hold the Annual Meeting?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders who represent at least the majority of our outstanding Ordinary Shares entitled to vote at the Annual Meeting are present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What if I Have Been Nominated by a Shareholder of Record to Have Information Rights Under the Companies Act?

A copy of this Proxy Statement has been provided “for information purposes only” to persons who have been nominated by a shareholder of record to enjoy information rights in accordance with section 146 of the Companies Act (a “Nominated Person”). A Nominated Person does not possess the same rights as a shareholder of record to appoint a proxy and cannot vote at the Annual Meeting, unless such Nominated Person has an agreement with the nominating shareholder of record to be appointed as a proxy for the meeting (or to have someone else appointed as a proxy).

What is a Broker Non-Vote?

If you own your Ordinary Shares through a broker, bank, or other nominee and do not provide the organization that holds your Ordinary Shares with specific voting instructions, the bank, broker, or other nominee is generally permitted to vote your Ordinary Shares at its discretion on routine matters, but may not exercise discretion, and therefore will not vote, on non-routine matters. A broker non-vote occurs where a broker, bank, or other nominee holding Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal. See below for what is considered a “routine” vs. “non-routine” matter.

What Proposals are Considered “Routine” or “Non-Routine”?

Proposals 3, 4, 7 and 8 are each considered a routine matter under the rules of The Nasdaq Global Select Market ( “Nasdaq”). A broker, bank, or other nominee may generally vote in their discretion on routine matters, and therefore, no broker non-votes are expected to occur in connection with such proposals.

Proposals 1, 2, 5, and 6 are matters considered non-routine under the rules of Nasdaq. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to such proposals.

In summary, if you hold your Ordinary Shares in street name, your broker, bank, or other nominee will not have discretionary authority to vote your Ordinary Shares for Proposals 1, 2, 5, and 6 if you do not provide instructions. As such, we strongly encourage you to exercise your right to vote as a shareholder.

What are the Voting Requirements to Approve the Resolutions?

In accordance with the Articles, all resolutions will be taken on a poll, which means that each Ordinary Share represented in person or by proxy is entitled to one vote for each proposal.

All proposals will be proposed as ordinary resolutions, which means that each resolution requires the affirmative vote of the majority of the votes cast to be approved. Abstentions and broker non-votes will not be counted as a vote either for or against these resolutions.

With respect to the non-binding advisory resolutions in Proposals 1 and 2 (regarding the Say-on-Pay proposal for NEOs and Frequency of Say-on-Pay Proposals for NEOs, respectively), Proposal 3 (regarding ratification of the appointment of PwC as the Company's U.S. independent registered public accounting firm for the year ended January 2, 2022), and Proposal 5 (regarding the proposal for the 2021 Directors’ Remuneration Report), the results of the vote will not be legally binding on the Board or any committee thereof to take any action, or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome.

Who Will Pay the Costs of this Proxy Solicitation?

The Company will pay the expenses of the preparation of Proxy Materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of the Company and its subsidiaries telephonically, electronically, or by any other means of communication. Directors, officers, and employees of the Company and its subsidiaries will receive no additional compensation for such solicitation. In accordance with the rules of the SEC and Nasdaq, the Company will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding Proxy Materials to beneficial owners of Ordinary Shares and obtaining the proxies of such owners. In addition, we have retained Broadridge to aid in the distribution of our Proxy Materials and to provide voting and tabulation services for the Annual Meeting.

Who Will Count the Votes?

Representatives of Broadridge, our proxy distributor, will count the votes and serve as inspector of elections at the Annual Meeting.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the inspector of elections and disclosed by way of an announcement via a regulatory information service in the United Kingdom and a Current Report on Form 8-K in the United States. The results of the votes on the resolutions at the Annual Meeting and any other information required by the Companies Act will be made available on the Company’s website (www.orthoclinicaldiagnostics.com) as soon as reasonably practicable after the Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Related Person Transaction Policy and Procedures (the “Related Person Transaction Policy”) regarding the review and approval of "related person transactions". Under our Related Person Transaction Policy, "related persons" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "related party transaction" (defined as any transaction that would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) for the approval or ratification by the Company’s Audit Committee. In its review of a related party transaction, the Audit Committee considers all relevant factors and circumstances, including but not limited to (1) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; and (2) the extent of the related person's interest in the transaction. The Audit Committee must also take into account the conflicts of interest and corporate opportunity provisions in the Company's Code of Conduct. Any directors interested in a related party transaction must recuse themselves from any vote on a related person transaction in which they have an interest. A related person transaction may only be consummated and continue if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the Related Person Transaction Policy.

Consulting Services Agreement

In connection with the acquisition (the “Acquisition”) by Ortho-Clinical Diagnostics Bermuda Co. Ltd., a Bermuda exempted limited liability company and the Company’s predecessor (“Bermuda Holdco”), pursuant to a stock and asset purchase agreement, dated January 16, 2014, of (i) certain assets and liabilities and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities which, together with their subsidiaries, comprised the Ortho Clinical Diagnostics business from Johnson & Johnson, we entered into consulting services agreements with Carlyle Investment Management, L.L.C. (“CIM”), pursuant to which we pay CIM a fee for advisory, consulting and other services to be provided to us. The consulting services agreement was amended and restated effective as of October 15, 2020. Pursuant to the consulting services agreement, we pay an annual management fee to CIM of $3.0 million (the “Management Fee”). The Management Fee is payable on a quarterly basis. We will also reimburse CIM’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the consulting services agreement, and we may pay CIM additional fees associated with other future transactions or in consideration of any additional services provided under the consulting services agreement. The consulting services agreement will terminate on the earlier of (a) the second anniversary of the consummation of our initial public offering (“IPO”) and (b) the date on which CIM and its affiliates collectively own less than 10% of our outstanding ordinary shares. During the fiscal year ended January 2, 2022, we recorded approximately $3.0 million of Management Fee expense and other out-of-pocket expenses.

Transactions with Portfolio Companies of Funds Affiliated with the Principal Shareholder

We have entered into agreements to sell products and provide services to Global Health Private Limited, Rede D’Or São Luiz S.A. and Pharmaceutical Product Development, Inc., health care diagnostic companies that are portfolio companies of funds affiliated with the Principal Shareholder. During the fiscal year ended January 2, 2022, we recognized revenues of approximately $1.7 million from Global Health Private Limited and approximately $4.6 million from Rede D’Or São Luiz S.A. For the fiscal year ended January 2, 2022, revenues recognized from Pharmaceutical Product Development, Inc. were immaterial.

ProKarma Holdings Inc. and Work & Co., portfolio companies of funds affiliated with the Principal Shareholder, have provided IT services to us. During the fiscal year ended January 2, 2022, we incurred IT service fees of approximately $1.0 million to ProKarma Holdings Inc. For the fiscal year ended January 2, 2022, we incurred IT service fees of approximately $0.2 million to Work & Co.

CFGI, a portfolio company of a fund that became affiliated with the Principal Shareholder in the fourth quarter of fiscal year 2017, provides consulting services to us. During the fiscal year ended January 2, 2022, we incurred consulting fees to CFGI of approximately $1.4 million.

WellDyneRx, LLC, a pharmacy benefit management organization affiliated with the Principal Shareholder, provided pharmacy services to us during the fiscal year ended January 2, 2022. During the fiscal year ended January 2, 2022, we incurred fees related to pharmacy services of approximately $6.1 million.

The Company, as part of the normal course of business, entered into an agreement to purchase inventories from Thomas Scientific, LLC (“Thomas Scientific” ), a healthcare equipment company that is a portfolio company of a fund affiliated with the Principal Shareholder. During the fiscal year ended January 2, 2022, we purchased inventories of $2.3 million from Thomas Scientific.

Allied Universal, a security services company associated with the Principal Shareholder provides services to us at one of our facilities. During the fiscal year ended January 2, 2022, we recorded expenses for these services of $1.1 million.

We also recognized revenues from AMEOS Group Holdings, a group of hospitals in Germany that are affiliated with the Principal Shareholder. During the year ended January 2, 2022, revenues from AMEOS were immaterial.

Shareholders Agreements

Principal Shareholders Agreement

We are a public limited company incorporated under the laws of England and Wales for purposes of becoming the new holding company of Bermuda Holdco and its subsidiaries. Upon incorporation, the Company had an initial share capital of one ordinary share and 50,000 preferred redeemable shares. Prior to the consummation of the Reorganization Transactions (defined below), we had no subsidiaries or operations. On January 25, 2021, the Principal Shareholder and all other shareholders of Bermuda Holdco contributed all of their outstanding equity interests in Bermuda Holdco to UK TopCo in exchange for ordinary shares of UK TopCo on a 1-for-1 basis (the “Reorganization Transactions”).

In connection with the Reorganization Transactions, we entered into a shareholders agreement with the Principal Shareholder (the “Principal Shareholders Agreement”).

The Principal Shareholders Agreement includes provisions pursuant to which we have granted the Principal Shareholder (or such permitted transferee or affiliate) the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our Ordinary Shares held by the Principal Shareholder (or such permitted transferee or affiliate) or to piggyback on other registration statements in certain circumstances. These shares represent approximately 49.79% of our Ordinary Shares as of January 2, 2022. These Ordinary Shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of Ordinary Shares held by persons deemed to be our affiliates. The Principal Shareholders Agreement also requires us to indemnify the Principal Shareholder (or such permitted transferee or affiliate) and its affiliates in connection with any registrations of our securities.

Amended and Restated Shareholders Agreement

In connection with the Reorganization Transactions, we amended and restated our existing shareholders agreement with the Principal Shareholder and certain members of management (the “Amended and Restated Shareholders Agreement”). Such members of management who are party to the Amended and Restated Shareholders Agreement (the “Management Shareholders”) are those who previously held Ordinary Shares of Bermuda Holdco or who held options, warrants or other rights to subscribe for or purchase Ordinary Shares of Bermuda Holdco (collectively, the “Management Shares”), which Management Shares were exchanged for a like amount of our ordinary shares or options, warrants or other rights to subscribe for or purchase our Ordinary Shares upon consummation of the Reorganization Transaction.

The Amended and Restated Shareholders Agreement provides for, among other things, provisions restricting the transfer of Management Shares. Pursuant to the Amended and Restated Shareholders Agreement, and subject to any permitted transfers described therein, there are certain restrictions on the ability of Management Shareholders to transfer any Management Shares. Such agreement will terminate upon the earlier of a sale of our Company and a written election to terminate by the Principal Shareholder.

Indemnification of Directors and Officers

In connection with our IPO, UK Holdco and one of our U.S. subsidiaries entered into deeds of indemnity and indemnification agreements, respectively, with each of our directors and certain of our officers that indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them including, among other things, those that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company. These deeds of indemnity and indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement.

Other

From time to time, we may also enter into other employment or compensation arrangements with senior management or other key employees. See, “Executive Compensation Discussion and Analysis—Employment and Severance Agreements.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Under our Articles, the Board may determine the number of directors to serve on our board from time to time, but the Board must have at least two directors and no more than 15 directors. However, for so long as our Principal Shareholder has the right to appoint a Principal Shareholder Appointee (as defined below), the prior written consent of the Principal Shareholder is required in order to increase the number of directors to a number exceeding 11. Our business and affairs are managed under the direction of our Board. Our Board currently consists of 11 directors.

Subject to the holders of any series of preferred shares, our Articles require our Board to be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of shareholders.

Our Articles also provide that our Principal Shareholder has the right to appoint a certain number of directors to our Board (such persons, the "Principal Shareholder Appointees"). The number of Principal Shareholder Appointees our Principal Shareholder (or any permitted transferee or affiliate) will be entitled to appoint is subject to our Principal Shareholder (or such permitted transferee or affiliate) maintaining certain ownership thresholds. If our Principal Shareholder (or such permitted transferee or affiliate) loses its right to appoint any directors pursuant to our Articles, these positions will be filled by our shareholders in accordance with our Articles. In the event that a Principal Shareholder Appointee ceases to serve as a director for any reason, the persons entitled to appoint such appointee director under our Articles will be entitled to appoint another person to fill the resulting vacancy.

If our Principal Shareholder (or such permitted transferee or affiliate) loses its right to appoint any directors pursuant to the terms of our Articles, these positions will be filled by our shareholders in accordance with our Articles.

At our 2022 Annual Meeting of Shareholders, the term of our Class I directors (other than the Principal Shareholder Appointees who are Class I directors) will expire. Of the Class I Directors, Messrs. Perez and Schmidt are Principal Shareholder Appointees and Ms. Bechtel is a non-Principal Shareholder Appointee. As a result, the Board has resolved to have Ms. Bechtel's term expire at our 2022 Annual Meeting of Shareholders and has not nominated another Class I director to be elected by our shareholders. As a result, following our 2022 Annual Meeting of Shareholders, Ms. Bechtel's term will expire and our Board will consist of 10 directors.

The following table sets forth certain information as of May 2, 2022 with respect to each of our directors whose terms in office do not expire at the 2022 Annual Meeting of Shareholders.

Class I Directors

Career Highlights

•
President and Chief Executive Officer of Terumo BCT from 2000 through 2019
•
Member of the Board of Directors of Terumo Corporation (4543.T. Nikkei) from 2013 through 2019
•
Member of the Advisory Committee on Blood & Tissue Safety & Availability (ACBTSA) of the Department of Health & Human Services
•
Current private equity board experience includes serving as the Chairman of Advanced Instruments, and a member of the board of directors of Laborie, Sarnova and Molnycke Health Care AB
•
Current non-profit board experience includes serving as the Chairman of the board of directors of Blackstone Entrepreneurs Network, and a member of the board of directors of Nurse Family Partnership, Book Trust, Centura Health St. Anthony Regional and Fitzsimmons Innovation Community
•
B.A. in Political Science from Texas Tech University
•
Mesa Laboratories, Inc. until 2020

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Perez is qualified to serve as a director because of his extensive experience in the healthcare industry, specifically in blood banking, transfusion medicine and cell therapy.

David Perez Director
Age: 62
Director Since: 2021
Committees: Audit Committee and Nominating and Corporate Governance Committee

Career Highlights

•
Managing Director at Carlyle, where he focuses on investment opportunities in the healthcare sector. Since joining Carlyle in 2011, Mr. Schmidt has been involved in a number of the firm's investments globally and is currently a member of the Board of Directors of Included Health, Medline, MedRisk, One Medical, Resonetics and Unchained Labs.
•
Worked at Welsh, Carson, Anderson & Stowe, a private equity firm focused on information business services and healthcare investments from 2006 through 2009
•
Worked at Merrill Lynch Global Private Equity, which is focused on buyouts in North America, from 2004 through 2006
•
M.B.A. from Harvard Business School
•
B.S. in Economics from The Wharton School at the University of Pennsylvania
•
1LifeHealthcare, Inc. (One Medical) - Compensation Committee Member

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Schmidt is qualified to serve as a director because of his financial expertise and experience across a variety of healthcare investments, as well as the experience gained from advising and serving as a director of multiple Carlyle portfolio companies.

Robert Schmidt Director
Age: 39
Director Since: 2021
Committees: Compensation Committee and Executive Committee

Class II Directors

Career Highlights

•
Chief Executive Officer of Maravai Life Sciences Holdings, Inc. since 2014
•
Chairman and Chief Executive Officer of Gen-Probe Incorporated from 2009 through 2012, and Chief Operating Officer from 2007 through 2009
•
Executive positions at Ventana Medical Systems, Applied Imaging, Applied Biosystems, Abbott Diagnostics from 1996 through 2007
•
Current Chairman of the Board of Directors of The Binding Site
•
B.A. in Political Science and International Relations from the Johns Hopkins University
•
M.B.A. from the University of Chicago
•
Maravai Life Sciences Holdings, Inc. - Chairman of the Board of Directors

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Hull is qualified to serve as a director because of his leadership background across the healthcare industry and specifically his expertise across the clinical diagnostics space.

Carl Hull Director
Age: 64
Director Since: 2021
Committees: Compensation Committee

Career Highlights

•
Operating Partner at Linden Capital Partners from 2015 through 2020
•
Chief Executive Officer of Fenwal, Inc., a global leader in transfusion technology, from 2006 through 2012
•
Executive positions at Cardinal Health's Healthcare Supply Chain Services segment from 2002 through 2005
•
Current member of the Board of Directors of Wright Medical Group N.V., Adare Pharmaceuticals, Inc. and Suture Express Inc.
•
B.S. in Business Administration from Utah State University
•
Banner Acquisition Corp.

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Labrum is qualified to serve as a director because of his varied experiences and significant leadership positions across the healthcare and medical devices industry.

Ron Labrum Director
Age: 65
Director Since: 2021
Committees: Compensation Committee

Career Highlights

•
Executive Partner at Flare Capital Partners since 2013
•
Chairman and Chief Executive Officer of Laboratory Corporation of America (LabCorp) from January 1997 through December 2006
•
Senior Vice President of Hoffman-La Roche Inc.

•
President of Roche Diagnostics Group

•
Director of LabCorp from 1996 through 2013
•
Current member of the Board of Trustees of St. Peter's University
•
B.S. in marketing from St. Peter's College
•
M.B.A. from Farleigh Dickinson University
•
Express Script Holding Co. until 2018

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Mac Mahon is qualified to serve as a director because of his extensive diagnostics industry expertise and leadership across multiple global organizations, including Laboratory Corporation of America and Hoffman-La Roche.

Thomas Mac Mahon Director
Age: 75
Director Since: 2021
Committees: Audit Committee

Career Highlights

•
Global Head of Healthcare at The Carlyle Group since January 2016
•
Managing Director and Head of Global Healthcare at The Carlyle Group since January 2010
•
Prior to joining Carlyle in 2006, worked at JLL Partners, a New York-based private equity firm, where he focused on healthcare-related investments
•
Prior to joining JLL Partners, worked at J.W. Childs Associate, a Boston-based private equity firm
•
Worked at Credit Suisse, leveraged finance group
•
Current member of the Board of Directors of Curia, CorroHealth, Medline, MedRisk, Millicent Pharma, Rede D'Or São Luiz, Sedgwick, Saama, TriNetX, Unchained Labs and WellDyneRx
•
B.A. in Economics and Finance from Bucknell University
•
M.B.A. from Harvard Business School
•
PPD, Inc. - Member of the Compensation Committee and Nominating and Corporate Governance Committee until April 2021

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Wise is qualified to serve as a director because of his extensive knowledge and experience across the healthcare industry as well as his financial and corporate governance experience, as gained through his leadership of Carlyle’s Global Health Care team as well as his director positions across a variety of Carlyle portfolio companies.

Stephen Wise Director
Age: 49
Director Since: 2021
Committees: Executive Committee (Chair) and Executive Committee (Chair)

Class III Directors

Career Highlights

•
President and CEO of Charles Schwab Investment Management, the mutual fund arm of The Charles Schwab Corporation from 2004 through 2007
•
Served in various leadership roles at The Charles Schwab Corporation for more than 16 years beginning in 1991, including as Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management
•
Current member of the Board of Directors of Bailard Private Real Estate Fund, Blue Shield of California, and several non-profit boards. She also serves as an Advisory Board Member of Protiviti Inc.
•
B.A. in Accounting from California State University - Hayward, School of Business and Economics
•
Stanford Graduate School of Business, Senior Executive Program
•
Tempur Sealy International Inc. - Chair of Audit Committee and member of the Nominating and Corporate Governance Committee since
•
Health Equity, Inc. – Chair of Nominating and Corporate Governance Committee

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Ms. Dilsaver is qualified to serve as a director because of her background and knowledge across both financial and healthcare industries, as well as her significant experience across various company boards.

Evelyn Dilsaver Director
Age: 66
Director Since: 2021
Committees: Audit Committee (Chair)

Career Highlights

•
Senior Partner and Managing Director of The Carlyle Group
•
Chairman of Carlyle's U.S. Buyout group since 1992
•
Worked at Avenir Group, Inc., an investment and advisory group from 1988 through 1992
•
Director of Planning and Budgets, MCI Communications Corporation
•
Chairman of the Board of Directors of The Smithsonian National Air and Space Museum
•
Vice Chairman of the United States Holocaust Memorial Council and Chairman of the Strategic Advancement Committee at the United States Holocaust Memorial Museum
•
Member of the Johns Hopkins University Wilmer Eye Institute Board of Governors
•
Member of the George W. Bush Presidential Center's Human Freedom Advisory Council
•
Director of Veritas Technologies
•
B.A. in Business from Rutgers University
•
M.B.A. from University of California, Berkeley

Skills & Qualifications

Our Board has concluded that Mr. Holt is qualified to serve as a director because of his deep financial and capital markets background, as well as his significant experience across various company boards, both within the Carlyle portfolio of companies and beyond.

Allan Holt Director
Age: 70
Director Since: 2021
Committees: None

Career Highlights

•
Chief Executive Officer of the Company since September 2019
•
Chairman of the Board of Directors of the Company since September 2020
•
Chief Executive Officer of Cochlear Limited from 2015 through 2018
•
Senior Executive roles at Cochlear from 2004 through 2015
•
Leadership roles with KCI, a health care company focused on wound care, Prism, an information technology company, and Cardinal Health, a health care services company
•
Current Chairman of the Board of Osler Diagnostics and member of the Board of Directors of Nyxoah
•
B.S. from Texas A&M University
•
Akous, Inc. - Nominating and Corporate Governance Committee

Skills & Qualifications

Other Public Company Directorships

Our Board has concluded that Mr. Smith is qualified to serve as a director because he brings extensive knowledge of the medical device industry within healthcare, and unique experience in leading the Company as our Chief Executive Officer.

Christopher Smith Director
Age: 59
Director Since: 2021
Committees: Executive Committee

Career Highlights

•
Chairman and Chief Executive Officer of the Company from February 2019 through August 2019
•
Non-executive Chairman of the Board from September 2019 through September 2020
•
Chief Operating Officer, President and Executive Advisor on Strategy, Partnership and M&A of the Company from 2014 through 2019
•
President and Chief Executive Officer of EMD/Merck Millipore from 2011 through 2014
•
B.S. in Electrical Engineering from Purdue University

Skills & Qualifications

Our Board has concluded that Mr. Yates is qualified to serve as a director because of his prior in-depth knowledge and experience with the Company, as well as his expertise and leadership across various diagnostics businesses, most notably EMD/Merck Millipore.

Robert Yates Director
Age: 63
Director Since: 2021
Committees: Nominating and Governance Committee (Chair)

Corporate Governance Guidelines and Key Board Practices

Our Board adopted our Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its shareholders. Generally, our Corporate Governance Guidelines contain general principles regarding the function of the Board and the Board committees. Our Corporate Governance Guidelines and key Board practices include the following key items concerning the Board:

•
Independence of the Board. The Board must be comprised of a majority of directors who qualify as independent directors as required under the Nasdaq Listing Rules, except as otherwise permitted by the applicable rules of the Nasdaq.
•
Director Qualification Standards and Additional Criteria. Our Nominating and Corporate Governance Committee and the Board, in nominating director candidates, must consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments, in addition to other selection criteria set forth in our Corporate Governance Guidelines.
•
Director Orientation and Continuing Education. The Company will provide an orientation process for new directors, including background material on the Company and its business. As appropriate, the Company, at its expense (including reimbursement of reasonable expenses), will provide or sponsor opportunities for additional educational sessions for directors on matters relevant to the Company and its business.
•
Term Limits. As each director is periodically subject to election by shareholders, the Board does not believe it is in the best interests of the Company to establish term limits at this time. Additionally, such term limits may cause the Company to lose the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company's business and therefore can provide an increasingly significant contribution to the Board.
•
Share Ownership. The Company encourages directors to own Ordinary Shares of the Company. However, the number of Ordinary Shares owned by any director is a personal decision and, at this time, the Board has chosen not to adopt a policy requiring ownership by directors of a minimum number of shares.
•
Self-Evaluation. The Nominating and Corporate Governance Committee will oversee a periodic assessment of the Board and its committees.

You may find a link to our Corporate Governance Guidelines, which include our independence standards, on our website at https://ir.orthoclinicaldiagnostics.com.

Evaluations of Director Independence

Our Nominating and Governance Committee undertook its annual review of director independence in accordance with the independence standards set forth in our Corporate Governance Guidelines and the rules of Nasdaq and SEC, and reviewed its findings with our Board.

Our Board also considered any transactions and relationships between each director (and members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under the "Transactions with Related Persons" section. Our Board also examined any transactions and relationships between directors, nominees, and their affiliates and members of our senior management. Based on this comprehensive review, our Board has affirmatively determined that each of our directors, other than Messrs. Smith and Yates, qualifies as “independent” in accordance with the Nasdaq Listing Rules. Mr. Smith is not independent because he is the current Chairman and Chief Executive Officer of the Company, and Mr. Yates is not independent because he previously served as Chairman and Chief Executive Officer of the Company.

Our Board has determined that all of the directors who serve on our Audit Committee and Compensation Committee are “independent” for purposes of the Nasdaq Listing Rules (including for purposes of serving on the applicable committees) and under our Corporate Governance Guidelines. The Board has also determined that all of the directors who serve on the Compensation Committee are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Our Nominating and Corporate Governance Committee currently consists of two independent directors (Messrs. Perez and Wise), and one non-independent director (Mr. Yates). Prior to our IPO, we were a "controlled company" within the meaning of the corporate governance standards of Nasdaq. Under these rules, we were not subject to a number of corporate governance rules immediately following our IPO relating to the composition of our Board and certain committees, including, but not limited to, the requirement that our director nominations be made, or recommended to our full Board, by our independent directors or by a nomination committee that consists entirely of independent directors. Following the sale of our Ordinary Shares by the Principal Shareholder in September 2021, we are no longer a "controlled company". However, under Nasdaq and SEC rules, we are permitted to phase in compliance with the requirement to have a Nominating and Corporate Governance Committee that consists entirely of independent directors and intend to comply within such transition period.

Leadership Structure of the Board

Our Company does not have a formal policy regarding whether to separate the Chairman and Chief Executive Officer positions. Our Board believes that the decision to combine or separate the Chairman and Chief Executive Officer positions depends on the facts and circumstances facing the Company at a given time and could change over time.

Currently, Mr. Smith serves as Chairman of the Board and as Chief Executive Officer of the Company. In his role as Chairman of the Board and Chief Executive Officer, Mr. Smith, an experienced leader with extensive knowledge of the Company's business, strategy and the diagnostics industry, serves as a highly effective bridge between the Board and management. Furthermore, serving as both Chairman and Chief Executive Officer, Mr. Smith provides the vision and consistent leadership to execute on the Company's strategy and create shareholder value. As the Company continues to implement its ongoing business strategy, the independent directors believe that the Company is best served by having the leader and architect of that strategy as Chairman of the Board and as Chief Executive Officer.

As our Company evolves, the Board will regularly evaluate the Board leadership structure to ensure it continues to meet the needs of the Company, and to ensure that it provides strong, independent oversight for our shareholders. In particular, as part of this evaluation, the Board will take under consideration the outcomes of the Board and committee self-evaluation process as well as other factors, including the current state of the Company’s strategy and operations, recent Company performance, market and industry factors and peer company practices.

Nasdaq Board Diversity Disclosure

Pursuant to Rule 5606(f) of the Nasdaq Listing Rules, set forth below is certain information on each director's voluntary self-identified characteristics.

Board Diversity Matrix (As of May 2, 2022)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity	2	9		—
Part II: Demographic Background
African American or Black (not of Hispanic or Latinx origin)	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (not of Hispanic or Latinx origin)	1	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. Except for our Executive Committee, each of these committees operates pursuant to a written charter setting out the functions and responsibilities of each committee, each of which may be viewed on our website at https://ir.orthoclinicaldiagnostics.com.

Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, Compensation and Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit function reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.

The table below provides meeting and membership information for each of our Board committees in 2021:

Meetings and Membership	Audit	Compensation	Nominating and Corporate Governance	Executive Committee
Karen Bechtel
Evelyn Dilsaver	Chair
Allan Holt
Carl Hull		✔
Ron Labrum		✔
Thomas Mac Mahon	✔
David Perez	✔		✔
Robert Schmidt	(1)	✔		✔
Christopher Smith				✔
Stephen Wise		Chair	✔	Chair
Robert Yates			Chair
Number of Meetings in 2021	6	5	5	3

(1) Robert Schmidt resigned from the Audit Committee effective May 6, 2021.

Committee Charters

Our Board has adopted a charter for each of the Audit, Compensation and Nominating and Corporate Governance committees that addresses the composition and function of each committee. You may find links to current copies of our committee charters on our website at https://ir.orthoclinicaldiagnostics.com.

Audit Committee

The purpose of the Audit Committee is to assist our Board in fulfilling its fiduciary oversight responsibilities relating to (1) the quality and integrity of our financial statements, including oversight of our accounting and financial reporting processes, internal controls and financial statement audits, (2) compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications, performance and independence, (4) our corporate compliance program, including our code of conduct and anti-corruption compliance policy, and investigating possible violations thereunder, (5) our risk management policies and procedures and (6) the review of the performance of our internal audit function. Through its regular meetings with management, including the finance, legal and, following implementation, internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. Our Board receives periodic detailed operating performance reviews from management. Furthermore, the Audit Committee prepares the report included in the section entitled "Audit Committee Report."

The Board has determined that each member of our Audit Committee members qualifies as "independent" under the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. Our Board has also determined that Ms. Dilsaver qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to, among other things, (1) determining the compensation of our executive officers and directors, (2) administering our incentive and equity-based compensation plans and (3) preparing the report included below in the section entitled "Compensation Committee Report".

The Board has determined that each member of our Compensation Committee is "independent" within the meaning of the Nasdaq Listing Rules and a "non-employee director" within the meaning of the rules of the SEC.

Nominating and Corporate Governance Committee

The purpose of our Nominating and Corporate Governance Committee is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders, (3) identifying Board members qualified to fill vacancies on any committee of the Board and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to us, (5) periodically reviewing management development and succession plans for executive officers, their direct reports, and such other officers and employees as deemed advisable by the committee, (6) overseeing the evaluation of the Board and management and (7) handling such other matters that are specifically delegated to the committee by the Board from time to time.

The process for identifying qualified director nominees entails the Nominating and Corporate Governance Committee identifying potential new candidates through recommendations from its members, other Board members, management and shareholders. In evaluating candidates for directorships, our Board, with the help of the Nominating and Governance Committee, takes into account a variety of factors as set forth in our Corporate Governance Guidelines, which include certain minimum individual qualifications such as a high level of personal and professional integrity, strong ethics and values and the ability to make mature business adjustments. Other factors considered in evaluating candidates include: experience in corporate management; experience as a board member of another publicly held company; professional and academic experience relevant to the Company's industry; strength of leadership skills; experience in finance and accounting and/or executive compensation practices; whether the candidate has the time required for preparation, participation and attendance at Board and committee meetings (if applicable); and the candidate's geographic background, gender, age and ethnicity.

Further, the Nominating and Corporate Governance Committee and the Board are committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which new Board candidates are chosen. Each director-nominee is evaluated in the context of the Board as a whole, with the objective of recommending a dynamic group that can best perpetuate the success of the Company's business.

Shareholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee has established procedures regarding recommendations for nominations to our Board, which includes nominations submitted by shareholders. Pursuant to our Policy Regarding Shareholder Communications with the Board of Directors, shareholders who wish to recommend individuals to the Nominating and Corporate Governance Committee for consideration as a potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Company Secretary, 1001 Route 202, Raritan, New Jersey 08869 or via email to Michael.Schlesinger@orthoclinicaldiagnostics.com and Deb.Ferguson@orthoclinicaldiagnostics.com. In addition, such shareholders must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our Articles. For an explanation of some of such requirements, see “Proposals for the 2023 Annual General Meeting of Shareholders” on page 56 of this Proxy Statement.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination on whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Guidelines.

Executive Committee

The Executive Committee is responsible for exercising the powers of our Board between regularly scheduled meetings. The Executive Committee is authorized with all the powers of our Board, except for certain specifically enumerated powers that may be exercised solely by the full Board, including the power to:

•
adopt, amend or repeal our Articles of Association;
•
approve or adopt, or recommend to our shareholders any action or matter (other than the election or removal of directors) expressly required by applicable law to be submitted to shareholders for approval;

•
approve a plan of merger, share exchange, or conversion of the Company;
•
recommend to our shareholders the sale, lease, or exchange of all or substantially all of the property or assets of the Company otherwise than in the usual and regular course of its business;
•
recommend to our shareholders a voluntary dissolution of the Company or a revocation thereof;
•
amend, alter, repeal, or take any action inconsistent with any resolution or action of our Board when the resolution or action of the Board provides by its terms that it shall not be amended, altered, or repealed by action of the Executive Committee;
•
exercise any authority that our Board has expressly delegated to another committee of the Board or has expressly reserved to itself;
•
fill vacancies on our Board or any of its committees;
•
fix the compensation of directors for serving on our Board or any of its committees;
•
declare or recommend a distribution our shareholders (including subject to shareholder approval at the annual general meeting), except at a rate or in a periodic amount or within a range of amounts determined by our Board and provided the requirements of the UK Companies Act 2006 have been satisfied;
•
appoint other committees of our Board or the members thereof; and
•
undertake any other action that must be performed by the full Board or another committee thereof or which cannot be delegated to a committee of our Board pursuant to our articles of association or applicable law, regulation, or listing standard.

Board Meeting and Attendance

Our Board met in person or by telephone conference nine times in 2021. All directors attended at least 75% of the Board meetings and any meetings of the Board committees on which they served. We encourage our directors to attend the Annual Meeting.

Board Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. Through its regular meetings with management, including the finance, legal and, following implementation, internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

In addition, the Company’s Compensation Committee is responsible for overseeing the risks that could arise out of the Company’s compensation policies, practices, plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating particular types of risk and overseeing the management of such risks, the entire Board is regularly informed through committee reports regarding such risks and takes action appropriately.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is available on our website, https://ir.orthoclinicaldiagnostics.com. The information available on or through our website is not part of this Proxy Statement. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Form 8-K.

Compensation Committee Interlocks and Insider Participation of Compensation Decisions

In 2021, the members of the Compensation Committee of the Board were Carl Hull, Ronald Labrum, Robert Schmidt, and Stephen Wise, none of whom has ever been an officer or employee of the Company or any of our subsidiaries or had any relationships requiring disclosure with us or any of our subsidiaries. None of our executive officers has ever served on the board of directors or the compensation committee of any other entity that has had any executive officer serving as a member of our Board or Compensation Committee.

Communications with Directors

The Board values the input of the Company's shareholders and believes that effective communication between the Board and shareholders strengthens the Board's ability to effectively execute its oversight function. As a result, the Board has adopted a Policy Regarding Shareholder Communications with the Board of Directors (the “Shareholders Communications Policy”) to further the Board's commitment to transparency and to facilitate communication with shareholders of the Company. Generally, pursuant to the Shareholders Communications Policy, shareholders of the Company may communicate directly with the independent members of the Board, the Chairperson of the Board and any chairperson of a Board committee about corporate governance, corporate strategy, Board-related matters or other substantive matters that our corporate secretary and Chairperson of the Board consider to be important for the director(s) to know, by addressing any communications to the intended recipient by name or position in either of the following ways:

•
Mail: c/o Company Secretary, 1001 Route 202, Raritan, New Jersey 08869; or
•
Email: Michael.Schlesinger@orthoclinicaldiagnostics.com or Deb.Ferguson@orthoclinicaldiagnostics.com.

All communications will be received, processed, and then directed to the appropriate member(s) of our Board, other than inappropriate communications as specified in the Shareholders Communications Policy, including but not limited to, communications regarding individual grievances or other interests that are personal to the party submitting the communication, communications regarding ordinary business operations, and communications that contain offensive, obscene or abusive content. All communications must be accompanied with the information specified in the Shareholder Communications Policy. Our Shareholder Communications Policy can be located on our website at: https://ir.orthoclinicaldiagnostics.com. The information available on or through our website is not part of this Proxy Statement.

NON-EXECUTIVE DIRECTOR COMPENSATION

Elements of Director Compensation

Directors who are representatives of the Principal Shareholder or who are also executive officers receive no additional compensation for serving on our board of directors or its committees. As a result, Messrs. Holt, Schmidt, and Wise, who are representatives of the Principal Shareholder, and Mr. Smith, our Chief Executive Officer, received no additional compensation in 2021 for serving on our Board or its committees. All other directors (the “Non-Executive Directors”) receive compensation for their services. Compensation for our Non-Executive Directors was developed by the Compensation Committee and approved by the Board. The Board’s goal in designing directors’ compensation is to provide a competitive package that enables the Company to attract and retain highly skilled individuals with relevant experience. Our Non-Executive Directors’ compensation is also designed to reward the time and talent required to serve on the board of a company of our size, complexity, and geographical spread.

Director Compensation Program Prior to our IPO

Prior to the Company's IPO, under our director compensation program, we paid each of our Non-Executive Directors (other than Mr. Yates), $100,000 per year in cash for service on our Board of Directors, payable quarterly in arrears. Our Non-Employee Directors also historically received an annual award of restricted stock under our 2014 Equity Incentive Plan (the “2014 Plan”) having an annual value of $75,000. For 2020 the restricted stock awards for each of our Non-Employee Directors covered 5,976 shares and was eligible to vest in equal quarterly installments over a period of two years (the “2020 Restricted Stock Award”).

Mr. Yates previously served as our Chief Operating Officer and Chief Executive Officer and served in a more extensive role than our other Non-Employee Directors, as both a member of our Board and as a non-officer level advisory employee of the Company. For his services as both a director and employee of us, for 2020, Mr. Yates received salary payments of $175,000 in cash (the "Yates 2020 Salary") and was eligible to participate in our benefit programs as if he was a regular employee.

Additionally, in December 2020, we granted Mr. Yates an award of 318,680 restricted stock units (the “Yates RSU Award”). The Yates RSU Award was granted to fulfill compensation commitments made to Mr. Yates in respect of his service as our chief executive officer prior to Mr. Smith assuming that role in 2019; however, the Yates RSU Award was subject to vesting based on Mr. Yates’ continued service as a member of our board of directors through the date that was six months after the consummation of our IPO.

Director Compensation Program Following our IPO

Following the Company's IPO and for the duration of fiscal year ended January 2, 2022, each of our Non-Executive Directors (including Mr. Yates) received an annual payment of $100,000 in cash for service on our Board, payable quarterly in arrears. Additionally, of our Non-Employee Directors, Mmes. Bechtel and Dilsaver, who joined the Board in 2021, and Mr. Yates, received an annual award of restricted stock under our 2021 Equity Incentive Plan (the “2021 Plan”) having an annual value of $100,000. Messrs. Mac Mahon, Hull, Labrum and Perez received an annual award of restricted stock under the 2021 Plan having an annual value of $50,000. The Compensation Committee granted Messrs. Mac Mahon, Hull, Labrum and Perez, who each received the 2020 Restricted Stock Award for their service on the Board prior to the IPO, an annual award of restricted stock valued 50% less than the other Non-Executive Directors in order to better balance the cumulative value of restricted stock awards for fiscal years ended 2020 and 2021 for all Non-Executive Directors. The foregoing restricted stock awards granted to each of our Non-Employee Directors during 2021 vested with respect to 12.5% on June 30, 2021, and the remaining 87.5% vest in equal installments of 12.5% on the last day of each calendar quarter thereafter.

Additionally, during fiscal year ended January 2, 2022, for his continued services as both a director and employee of us, Mr. Yates continued to be eligible to participate in our health and dental benefit programs.

As summarized below, our Non-Executive Director compensation program is composed of (1) an annual grant of restricted stock units and (2) cash compensation in the form of an annual retainer and committee chair retainer fees, if applicable.

Compensation Element	Compensation
Annual Cash Retainer (1)	$100,000
Annual Equity Award (2)	$100,000 or $50,000 in restricted stock units
Annual Chair Fee (1)	$20,000 for Audit Committee $17,500 for Compensation Committee $15,000 for Nominating and Corporate Governance Committee $0 for Executive Committee

(1) The annual cash retainer and any Annual Chair Fee, if applicable, are pro-rated on a quarterly basis, and these fees are paid quarterly.

(2) On May 3, 2021, our Non-Executive Directors received an annual equity award in the form of a grant of restricted stock units under the 2021 Plan. Mmes. Bechtel and Dilsaver and Mr. Yates, received an annual award of restricted stock having a value of $100,000. Messrs. Mac Mahon, Hull, Labrum and Perez received an annual award of restricted stock having a value of $50,000 which is valued 50% less than the other Non-Executive Directors in order to better balance the cumulative value of restricted stock awards for fiscal years ended 2020 and 2021 for all Non-Executive Directors. The number of restricted stock units granted was based on the closing stock price of our ordinary shares on May 3, 2021, the date of grant. The annual equity award vests quarterly in eight (8) equal installments starting on June 30, 2021 and thereafter on the last date of each calendar quarter over a two year period following the date of grant (as further described in the “Stock Awards” column of the Director Compensation Table below).

2021 DIRECTOR COMPENSATION TABLE

The following table and footnotes provide information on the compensation awarded or earned by the Non-Executive Directors of our Board and Mr. Yates from all sources for services rendered in all of their capacities to the Company during 2021. Messrs. Holt, Schmidt, and Wise, as representatives of our Principal Shareholder, received no compensation for serving on our Board or its committees in 2021. The compensation paid to Mr. Smith is shown in the Summary Compensation Table for our named executive officers.

	Fees Earned or Paid in Cash	Stock Awards	All Other
Name	($)	($)(1)	Compensation ($)	Total ($)
Karen Bechtel	100,000	100,000	—	200,000
Evelyn Dilsaver	120,000	100,000	—	220,000
Carl Hull	100,000	50,000	—	150,000
David Perez	100,000	100,000	—	200,000
Ronald Labrum	100,000	50,000	—	150,000
Thomas Mac Mahon	100,000	50,000	—	150,000
Robert Yates	115,981(2)	100,000	—	215,981

(1)
Amounts reflect the full grant-date fair value of restricted ordinary shares granted during 2021 computed in accordance with ASC Topic 718. As of January 2, 2022, our non-employee directors (other than Mr. Yates) held the following number of unvested restricted shares: Ms. Bechtel: 3,250, Ms. Dilsaver: 3,250, Mr. Hull: 3,866, Mr. Perez: 3,866, Mr. Labrum: 3,866; Mr. Mac Mahon 3,866. As of January 3, 2022, Mr. Yates held 1,025,225 outstanding share options and 3,250 unvested restricted shares.
(2)
Amounts for Mr. Yates reflect the Annual Cash Retainer, the Annual Chair Fee in connection with Mr. Yates' role as Chair of the Nominating and Corporate Governance Committee, and an additional payment of $981.00 attributable to timing differences relating to payments to Mr. Yates through our regular employee payroll.

Other Benefits

Each non-executive director receives reimbursement for reasonable incidental expenses incurred in connection with the attendance at Board and committee meetings. In addition, in keeping with the Company’s sustainability focus of community involvement, directors are eligible to participate in the matching charitable contribution program on the same terms as employees. Pursuant to this program, the Company matches 100% of the charitable contributions of its employees and directors up to an aggregate of $10,000 in any year, although the Company exercises discretion to approve matching contributions in excess of that amount from time to time. Directors who are not the Company’s employees do not participate in any employee benefit plans other than the Company’s matching program for charitable contributions. The Company has not made a charitable contribution to any charitable organization in which a director serves as an employee or an immediate family member of the director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

EXECUTIVE OFFICERS

Our current executive officers are Messrs. Smith, Busky, Iskra, Palaniappan, and Schlesinger. Chad Dale served as our

Chief Operating Officer until May 7, 2021.

Chris Smith, age 59, has been our Chief Executive Officer since September 2019 and he serves as a member of our board of directors. Mr. Smith was appointed Chairman in September 2020. From 2015 to 2018, Mr. Smith served as the Chief Executive Officer of Cochlear Limited. Prior to joining Cochlear Limited, he held senior executive roles at Gyrus Group Plc., KCI, Prism and Cardinal Health. Mr. Smith received a B.S. from Texas A&M University. Our board of directors has concluded that Mr. Smith should serve as a director because he brings extensive knowledge of the medical device industry within healthcare, which, together with his experience in leading the Company as our Chief Executive Officer, makes him well qualified to serve as one of our directors.

Joseph M. Busky, age 54, has been our Chief Financial Officer since July 2020. Prior to joining Ortho, Busky served as chief financial officer for global medical device company, Vyaire Medical, Inc., from 2018 through 2020, as chief executive officer of Qualtek from 2017 to 2018, and as chief financial officer of FDH Velocitel from 2015 to 2017. He has also previously held leadership roles at InnerWorkings, Inc. and Siemens Medical Solutions Diagnostics/Dade Behring Holdings, Inc. Mr. Busky holds an MBA with a Finance concentration, as well as a BBA in Accounting, from Loyola University in Baltimore. He also holds a CPA certification in Maryland from the American Institute of Certified Public Accountants.

Michael S. Iskra, age 53, joined Ortho in 2015 and currently serves as the Executive Vice President of Commercial Excellence & Strategy. Mr. Iskra was the President, North America, for Ortho from 2015 through mid-2020. From 2014 to 2015, he served as Senior Vice President for business development at Healthways. Prior to that, he was Chief Operating Officer, from 2010 to 2012, and Chief Executive Officer, in 2013, for Simplex Healthcare. From 2007 to 2010, he was the Executive Vice President and General Manager at CCS Medical. Prior to 2007, he spent 14 years at Bayer/Siemens Diagnostics in various sales and marketing roles. Mr. Iskra received a B.A. from the University of Delaware.

Chockalingam Palaniappan, age 57, joined Ortho in February 2020 as Chief Innovation Officer. Prior to joining Ortho, Mr. Palaniappan served as Chief Technology Officer at Epic Sciences from 2019 to 2020 and as a board member and Senior & Executive Vice President for Global Innovation and Development at Terumo BCT from 2013 to 2019. He also serves as a member of the board of directors of Invivo Biosystems (f/k/a NemaMetrix). Mr. Palaniappan received a Ph.D. from Northern Illinois University and was a post-doctoral research fellow with the Department of Biochemistry and Biophysics at the University of Rochester.

Michael A. Schlesinger, age 63, has been our Executive Vice President, General Counsel and Secretary since 2017 and was previously our Senior Vice President, General Counsel and Secretary from 2014 to 2017. Prior to joining Ortho, Mr. Schlesinger served as a partner and corporate lawyer at Latham & Watkins LLP from 2002 to 2014. From 2000 to 2002, he served as a partner at Venable LLP. Mr. Schlesinger received an LL.M. from Georgetown University Law Center, a J.D. from Boston University School of Law and a B.S. from Lehigh University.

The Executive Officers serve at the discretion of our Board without specified terms of office.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for 2021 to our named executive officers, including the elements of our compensation program for named executive officers, material compensation decisions made under that program during 2021 and the material factors considered in making those decisions.

Our named executive officers for the fiscal year ended January 2, 2022 are as follows:

Named Executive Officer	Position Held in 2021
Christopher Smith	Chairman and Chief Executive Officer (“CEO”)
Joseph M. Busky	Chief Financial Officer
Michael Iskra	Executive Vice President of Commercial Excellence & Strategy
Chockalingam Palaniappan, Ph.D.	Chief Innovation Officer
Michael A. Schlesinger	Executive Vice President, General Counsel & Secretary

These executive officers are referred to collectively in this Compensation Discussion and Analysis as our “named executive officers.”

Compensation Philosophy

The Compensation Committee has designed the Company's executive compensation program to allow us to retain and attract qualified executives, to reward our named executive officers based on the Company's performance and the individual's relative contribution to such performance through our performance-based pay awards, and to incentivize our named executive officers to contribute to the long-term growth and development of the Company by aligning their interests with those of our shareholders through our long-term incentive compensation. We believe that our ability to keep our senior executive team intact is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent as needed, we must be prepared to be, and be perceived as, an employer that offers a competitive total rewards package.

To achieve the foregoing compensation objectives, we provide executives with a compensation package consisting primarily of the following fixed and variable elements:

Compensation element	Compensation objective
Base Salary	Recognizes performance of job responsibilities and attracts and retains individuals with superior talent
Cash-Based Incentive Compensation	Provides short-term incentives to drive attainment of financial measures
Equity-Based Compensation	Promotes the maximization of shareholder value by aligning the interests of employees and shareholders
Limited Executive Perquisites	Aids executive performance and ensures consistent focus by providing convenient benefits with high perceived values

Our named executive officers are also entitled to participate in the Company's employee benefit plans and programs, including medical and dental benefits, life insurance, a 401(k) defined contribution plan, and a non-qualified defined contribution retirement benefit plan. In addition, from time to time we have entered into targeted retention bonus awards with, and have paid discretionary cash bonuses to, certain of our named executive officers when we have determined it to be appropriate or necessary to ensure the continued retention and dedication of the executive, or to recognize extraordinary contributions by our named executive officers.

Determination of Compensation

Role of The Compensation Committee

The Compensation Committee, which consists of four independent directors, is responsible for developing and administering our executive compensation program. Pursuant to the Compensation Committee Charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee in fulfilling its responsibilities.

The Compensation Committee works closely with its independent compensation consultant and meets regularly (four times in 2021) to make decisions on our executive compensation program and to discuss the compensation of our named executive officers. The Compensation Committee reports its actions to the full Board at the Board meeting following each Compensation Committee meeting. A complete description of the Compensation Committee’s authority and responsibilities can be found in our Compensation Committee Charter located on our website at https://ir.orthoclinicaldiagnostics.com.

Role of the Chief Executive Officer

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to the named executive officers and certain other key personnel. The CEO assists the Compensation Committee in evaluating the performance of the named executive officers other than himself, establishing performance targets and objectives and recommending salary levels and bonus awards. The CEO also works with the Chairman of the Compensation Committee to establish the agenda for the Compensation Committee meetings, and management then prepares the information required for the meetings. This information typically includes reports, data and analyses with respect to current and proposed compensation, and documents related to our compensation program. The Compensation Committee may also request information be provided to it by its compensation consultant to supplement management materials. As necessary, the Compensation Committee meets in executive session, without the presence of management.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisers as it deems necessary or advisable. In accordance with this authority, the Compensation Committee engaged Korn Ferry as its independent compensation consultant and for support on ongoing executive compensation matters. Commencing in 2020 before the Company's IPO on January 27, 2021 and continuing post-IPO in 2021, Korn Ferry performed a variety of services, including competitive compensation benchmarking of the cash compensation of our named executive officers, comprised of base salary and annual bonus (the “2021 Compensation Review”), which is further described below under “Elements of our Executive Compensation Program - 2021 Compensation Review”. Korn Ferry also performed a refreshed peer group review in October 2021 to assess whether the Company's peer group from the 2021 Compensation Review continued to represent a reasonable view of the market for benchmarking our named executive officers' pay levels and practices in light of market conditions caused by the COVID-19 pandemic, while also considering peers with market capitalization that materially outpaces revenue similar to the Company based on our 2021 financial performance (the “October 2021 Peer Group Review”), which is further described below under "2022 Compensation Program Governance Updates - 2022 Peer Group Development." Neither Korn Ferry nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates other than the services provided to the Compensation Committee. Korn Ferry’s services are provided under the direction and authority of the Compensation Committee, and all work performed by Korn Ferry is pre-approved by the Chairman of the Compensation Committee.

Elements of our Executive Compensation Program

For 2021, the primary elements of our named executive officers’ compensation were base salary, annual cash incentive bonuses, which we refer to as performance-based pay (“PBP”), long-term incentive awards, and limited executive perquisites.

2021 Executive Compensation Highlights

In February 2021, the Compensation Committee approved a 2.5% merit-based increase in base salaries for all named executive officers, except for Mr. Smith and Mr. Iskra, in recognition of such named executive officers' performance achievements in fiscal year 2020. The Compensation Committee also approved an 11.1% salary increase for Mr. Iskra, as well as an award of Restricted Stock Units in order to reward his 2020 performance achievements, reflect his expanded responsibilities following the Company's IPO and as recognition of his critical role at the Company. The 2021 Compensation Review, which took into account the foregoing changes to the compensation of our named executive officers resulted in base salaries and target Total Cash Compensation (as defined below) to be within the market competitive range of the February 2021 Peer Group (as defined below), which is defined as within 15% above or below the market median of the February 2021 Peer Group (the “Market Competitive Range”), and annual target incentives (as a percentage of base salary) to be aligned with market practices of the February 2021 Peer Group.

In addition, the Compensation Committee approved a special, discretionary bonus for Messrs. Busky, Iskra, Schlesinger and Smith to recognize their extraordinary contributions in connection with the Company's IPO, certain amendments to the Restricted Stock Agreement of Mr. Smith, as well as certain amendments to the Severance Agreement of Mr. Iskra, each as further described below.

2021 Compensation Review

The goal of the 2021 Compensation Review performed by Korn Ferry was to conduct competitive compensation benchmarking of the Company's top 11 executives, inclusive of our five named executive officers. The 2021 Compensation Review focused solely on cash compensation, which includes base salary and cash incentive bonuses, or our PBP payments (the “Total Cash Compensation”).

The February 2021 Peer Group consisted of 18 public companies with similar attributes to the Company, including similar revenue and market capitalizations in the health care equipment industries. The February 2021 Peer Group included:

Bio-Rad Laboratories, Inc.	Masimo Corporation
Bruker Corporation	NuVasive, Inc.
CONMED Corporation	Omnicell, Inc.
DexCom, Inc.	PerkinElmer, Inc.
Hill-Rom Holdings, Inc.	QIAGEN N.V.
Hologic, Inc.	ResMed Inc.
IDEXX Laboratories, Inc.	Teleflex Incorporated
Integer Holdings Corporation	Varian Medical Systems, Inc.
Integra LifeSciences Holdings Corporation	Waters Corporation

The 2021 Compensation Review confirmed that our Total Cash Compensation was within the Market Competitive Range based on the February 2021 Peer Group, which is critical in order for the Company to attract, retain and reward our named executive officers.

2021 Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Annual base salaries have historically been based on, among other factors, a named executive officer’s knowledge, experience, expertise, perceived abilities and expected contributions, as well as external market benchmarks. The factors considered are not assigned specific weights.

The Compensation Committee reviews the base salaries of each of our named executive officers on an annual basis. Factors considered by the Compensation Committee in establishing 2021 base salaries included the named executive officers' performance reviews for the prior year and recommendations of the CEO (for named executive officers other than himself), the significant efforts and demands upon the named executive officers in connection with and following the Company's IPO, the Company's 2020 annual financial performance, retention considerations and the 2021 Compensation Review. The Compensation Committee also considered the Board's evaluation of the CEO's performance in connection with the Compensation Committee's annual review of the CEO's base salary.

Following considerations of these factors, the Compensation Committee determined that it was appropriate to approve a 2.5% merit-based salary increase for all named executives, except for Messrs. Smith and Iskra, as a result of the 2020 performance achievements of such named executives. Mr. Smith did not receive a salary increase and the Compensation Committee separately approved an 11.1% salary increase for Mr. Iskra, which reflects Mr. Iskra's 2020 performance achievements as well as his increased scope of responsibilities following the Company's IPO. Based on the 2021 Compensation Review, which included the foregoing changes in base salaries of our named executive officers, the base salaries of our top 11 executives, including our named executive officers, in aggregate were within the Market Competitive Range of our February 2021 Peer Group.

The base salaries of each named executive officer for 2021 are set forth in the following table.

Named Executive Officer and Principal Position	2020 Annual Base Salary	2021 Annual Base Salary	Percent Increase
Christopher Smith Chairman and Chief Executive Officer	$1,250,000	$1,250,000	0%
Joseph M. Busky Chief Financial Officer	$500,000	$512,500	2.5%
Michael Iskra Executive Vice President, Commercial Excellence and Strategy	$450,000	$500,000	11.1%
Chockalingam Palaniappan Chief Innovation Officer	$450,000	$461,250	2.5%
Michael A. Schlesinger Executive Vice President, General Counsel and Secretary	$548,375	$562,084	2.5%

Annual Incentive Compensation

We structure our compensation programs to reward named executive officers based on our overall company performance and the individual executive’s relative contribution to that performance. This allows the named executive officers to receive performance-based pay awards, which we refer to as “PBP” in the event certain specified corporate performance measures are achieved. The annual PBP pool is determined by the Compensation Committee based upon a formula with reference to the extent of achievement of corporate-level performance goals established annually by the Compensation Committee. Our PBP program is designed to reward named executive officers for contributions made to help us meet our annual performance goals. The amount actually received will depend on overall company performance and individual performance during the year. The Compensation Committee may make discretionary adjustments to the formulaic PBP awards to reflect its subjective determination of an individual’s impact and contribution to overall corporate performance.

Under the terms of the PBP program, the named executive officers’ formulaic PBP awards are based on a percentage of their base salaries and currently range from 50% to 100% for target-level performance achievement. Maximum formulaic PBP awards vary according to each executive and are set at levels that we determine are necessary to maintain competitive compensation practices and properly motivate our named executive officers by rewarding them for our annual performance and their contributions to that performance.

Once the extent of achievement of corporate PBP performance targets and the formulaic PBP calculations have been determined, the Compensation Committee may adjust the amount of PBP awards paid upward or downward based upon its overall subjective assessment of each named executive officer’s performance, business impact, contributions, leadership, attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, PBP funding amounts may be adjusted by the Compensation Committee to account for unusual events such as significant global or market dynamics, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.

Based on the 2021 Compensation Review, the target-level performance achievement percentages of our top 11 executives, including our named executive officers, aligned with market practices based on our February 2021 Peer Group. Further, the target Total Cash Compensation of our top 11 executives, including our named executive officers, was within the Market Competitive Range. For 2021, none of our named executive officers were entitled to receive a guaranteed PBP award.

The following table sets forth the formulaic PBP award levels for 2021 for threshold and target-level performance and the maximum PBP award opportunities for our named executive officers:

		PBP min		PBP target		PBP maximum
Name	Annual salary ($)	% of salary	Amount ($)	% of salary	Amount ($)	% of salary	Amount ($)
Christopher Smith	$1,250,000	6.4%	$80,030	100%	$1,250,000	200%	$2,500,000
Joseph M. Busky	$512,500	3.8%	$19,475	60%	$307,500	120%	$615,000
Michael Iskra	$500,000	4.2%	$21,000	65%	$325,000	130%	$650,000
Chockalingam Palaniappan	$461,250	3.8%	$17,527	60%	$276,750	120%	$553,500
Michael A. Schlesinger	$562,084	3.2%	$17,987	50%	$281,042	100%	$562,084

The “Performance Based Pay” award for all named executive officers is based on the sum of a payout percentage for each of Adjusted EBITDA, revenue and individual performance. In general, for each named executive officer, 50% of PBP payout is based on Adjusted EBITDA performance, 30% is based on Company revenue performance and 20% is based on individual performance. Adjusted EBITDA is a non-GAAP financial measure. For reconciliation of these non-GAAP financial measures, see "Reconciliation of Non-GAAP Financial Measures" on page 58 of this Proxy Statement. Individual performance is generally a subjective determination of the named executive officer’s achievements and contributions to our organization.

For 2021, aside from the individual performance component of each named executive officer, the Adjusted EBITDA and revenue performance goals were as follows:

Metric	Target
Adjusted EBITDA	$504.1
Revenue	$1,880.6

For determination of the PBP award for each named executive officer, achievement between 99-101% of our annual Adjusted EBITDA target or revenue target yields a 100% payout percentage for that component. The Company also set threshold and maximum percentages of achievement against our annual Adjusted EBITDA and revenue targets. The minimum performance achievement threshold to receive a payment under the PBP plan for the Adjusted EBITDA component is 90% and for the revenue component is 95%. Performance achievement of 110.5% for Adjusted EBITDA and 105.5% for revenue yields the maximum payout of 200% of the target award for each component. The individual performance component can fluctuate from 0% to 200% based on the qualitative assessment of each named executive officer by our CEO and executive committee. The Compensation Committee retains discretion to adjust PBP awards up or down based on overall company performance, market conditions, or other factors as it may consider in its discretion.

For Adjusted EBITDA or revenue performance in between the threshold and 99% of target or performance in between 101% of target and maximum levels, we apply “Leverage Ratio” to determine the payout level for that component, whereby the payout level increases or decreases proportionately (on a linear basis) for every one percentage point that achievement exceeds or falls below target range level. The maximum Payout Percentage for each component is 200% and can decrease to a minimum Payout Percentage of 0% for the Adjusted EBITDA component and 0% for the revenue component. The Compensation Committee retains discretion to adjust PBP awards up or down based on overall company performance, market conditions or other factors as it may consider in its discretion.

For 2021, we reported Adjusted EBITDA of $548.1 million and revenue of $2,022.48 million. Excluding the impact of foreign currency exchange rates, the results were 108.7% and 107.5% of the respective target amounts, resulting in payouts at a level of 157.9% and 200% for these PBP components respectively. Individual performance achievement for our named executive officers ranged from 100% to 120% based on a subjective determination of each executive’s performance and contributions to our organization in 2021. The Compensation Committee may make discretionary adjustments to the formulaic PBP awards to reflect its subjective determination of an individual's impact and contribution to overall corporate performance. PBP payments for 2021 are summarized in the chart below.

		EBITDA (50%)		Revenue (30%)		Individual (20%)		Total Bonus Amount ($)()
Name(1)	Target Bonus Amount ($)	% of Target Payout	Amount ($)	% of Target Payout	Amount ($)	Achievement	Amount ($)	Amount ($)
Christopher Smith	$1,250,000	157.9%	$986,813	200%	$750,000	120%	$511,590	$2,248,403
Joseph Busky	307,500	157.9%	242,756	200%	184,500	100%	104,876	532,132
Michael Iskra	325,000	157.9%	256,571	200%	195,000	110%	121,929	573,500
Chockalingam Palaniappan	276,750	157.9%	218,480	200%	166,050	100%	94,388	478,919
Michael A. Schlesinger	281,042	157.9%	221,869	200%	168,625	100%	95,852	486,346

(1) Amounts shown reflect an additional company modifier to the individual performance component of 170.53% to all named executive officers.

Long-term Incentive Compensation

We believe that employees in a position to make a substantial contribution to the long-term success of our company should have a significant and ongoing stake in our success. Long-term equity incentive compensation creates a pay-for-performance culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our shareholders. As a result, in connection with the Principal Shareholder’s initial acquisition of our business, we adopted our 2014 Equity Incentive Plan (the “2014 Plan”), which governs the terms of our outstanding equity incentive awards, which are described in this compensation discussion and analysis below. In addition, in 2021, we adopted a 2021 Incentive Award Plan (the “2021 Plan”), which governs the equity compensation awards that we make to our named executive officers and other employees following the IPO.

Outstanding Equity Incentive Awards

Our long-term equity incentive compensation program consists primarily of share option awards that were granted under the 2014 Plan with an exercise price equal to the fair market value of our shares on the date of grant. Historically, we have not granted equity incentive awards on an annual basis to our named executive officers and instead have granted larger “one-time” awards on an infrequent basis as an incentive for participants to drive long-term equity value growth in our business.

Named executive officers have historically received an award of share options upon their commencement of service with us or upon promotion, with a portion of the award being considered “time-based” and eligible to vest based on continued employment only, and a portion being eligible to vest based on performance conditions or in the event the Principal Shareholder achieves a liquidity event with respect to its investment in us. For option awards granted prior to December 2019, the time-based portion of the award accounted generally for 60% of the award and was eligible to vest in five equal annual installments. The remaining 40% of the award is subject to attaining certain performance metrics tied to our annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the portion of these awards that presently remains unvested will generally vest at such time as the Principal Shareholder has sold shares representing 70% or more of its investment in us following the consummation of this offering, provided that it attains certain prescribed return hurdles in connection with its investment in us. The time-based awards are also subject to earlier vesting at such time as the Principal Shareholder has sold shares representing 70% or more of its investment in us.

In December 2019 and after, several of our named executive officers who were then employed with us, were a newly hired executive or was promoted, received an additional award of share options. For each participant, 50% of this award is considered “time-based” and is eligible to vest in annual installments over three years and 50% of the award is considered “performance-based.” The performance based portion of the award generally will vest at such time as the average closing price of our ordinary shares over a 10 day period equals or exceeds $20.40, subject to the Principal Shareholder having attained certain cash returns on its investment in us. The performance based portion of the award will also vest at such time as the Principal Shareholder has sold shares representing 50% or more of its investment in us following the consummation of this offering, provided that it attains certain prescribed return hurdles in connection with such sales. The time-based awards are also subject to earlier vesting at such time as the Principal Shareholder has sold shares representing 50% or more of its investment in us.

In addition to the share option awards described above, from time to time we have made limited awards of restricted shares to certain named executive officers in order to deliver an additional form of equity incentive compensation. The restricted stock awards are intended to deliver additional compensation opportunities tied to the increase in the equity value of our business over time while also providing a baseline amount of value to the executive in the event our equity value does not meaningfully increase. These restricted stock awards have been used only in select instances, primarily in connection with an executive’s initial commencement of employment with us, as an employment inducement and/or replacement of forfeited compensation from a prior employer.

In 2019 and 2020, we granted certain restricted share awards to Mr. Smith (the “Smith RSA Grant”) generally in connection with the commencement of his employment with us and to fulfill compensation commitments made to Mr. Smith upon his commencement of employment, This included an award of 200,0000 shares of restricted stock to Mr. Smith under the 2014 Plan (the “December 2019 Restricted Stock Award” ). Under Mr. Smith's restricted stock agreement for the December 2019 Restricted Stock Award, the restricted shares were to vest as to 100% of the total number of then un-vested shares on September 9, 2022 (the “Vesting Schedule”). In February 2021, to reward Mr. Smith's extraordinary efforts in connection with the consummation of our IPO, the Compensation Committee approved amendments to Mr. Smith's restricted stock agreement for his December 2019 Restricted Stock Award such that 100,000 shares of the award vested on August 2, 2021, or the six month anniversary of the closing of the IPO (the “First Vesting Date”), and the remaining 100,000 shares will vest on September 9, 2022.

In 2020, we granted an award of 398,350 share options to Mr. Busky, and 318,680 share options to Dr. Palaniappan in connection with their commencement of employment with us. We also granted an award of 79,670 share options to Mr. Iskra in connection with his promotion to his current position in 2020. The amount of the awards were determined by the executive committee taking into account the named executive officer’s experience level, expected contributions to our organization, internal pay equity considerations and the other factors described above under the heading “—Determination of Compensation.”

These awards will vest generally on the same terms as the stock option awards granted to our other named executive officers in December 2019 and after, as described above.

Finally, in 2021, our named executive officers did not receive any equity incentive awards, except for Mr. Iskra, who received an award of 150,000 restricted stock units under the 2021 Plan in May 2021 that vests in full on April 1, 2023 (the “2021 Iskra Grant”). The Compensation Committee approved the 2021 Iskra Grant in order to better align his total compensation package with those of our other named executive officers as well as to recognize Mr. Iskra's increased scope of responsibilities following the Company's IPO and his critical role at the Company.

Executive Perquisites

We provide limited executive perquisites in order to provide convenient benefits with high perceived values that assist the executive in providing services to us efficiently and consistently.

To increase the efficiency of our executives and maximize the use of their time, we maintain a lease agreement for a corporate airplane. Under his employment agreement, our Chairman and Chief Executive Officer is entitled to use the corporate airplane for business use, and for purposes of his and his immediate family members’ commuting needs to and from New Jersey, mindful of the best interests of the Company and his duties and position, up to 150 hours per year. Under a previously established agreement, we also lease and provide corporate apartments for our Chairman and Chief Executive Officer and General Counsel, and provide a company-leased vehicle for our Chairman and Chief Executive Officer in the Raritan, New Jersey area. The aggregate incremental cost associated with these items in 2021 is included in the Summary Compensation Table below and detailed in the footnotes to that table. In addition, Mr. Busky and Dr. Palaniappan are eligible for relocation benefits or a relocation stipend in conjunction with their possible and anticipated relocations to the Raritan, New Jersey area in the future.

Other Elements of Compensation

Retirement Plans and Other Employee Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan (the “401(k) Plan”) in which our named executive officers may participate, subject to limits imposed by the Code, to the same extent as our other full-time employees. Under this plan, we match 75% of the participants’ first 6% of contributions, following one year of continuous service, up to a specified amount and subject to IRS limitations.

In addition, we maintain a non-qualified defined contribution retirement benefit plan in which our named executive officers are eligible to participate. The non-qualified plan provides supplemental retirement benefits in accordance with the contribution amounts described above for participants whose participation in the 401(k) Plan is limited by IRS rules. The excess benefit plan is described in more detail in the narrative that follows the Nonqualified Deferred Compensation Table.

We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) and non-qualified plans adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Retention and Sign-on Bonuses

From time to time we have entered into targeted sign-on and retention bonus awards with certain of our named executive officers when we have determined it to be appropriate or necessary to secure the services of and ensure the continued retention and dedication of our executive team. In 2021, none of our named executive officers received any such retention or sign-on bonuses.

2021 Discretionary Bonuses

In recognition of the significant and extraordinary workload associated with our IPO, including but not limited to preparing and filing our Registration Statement on Form S-1 with the SEC, managing our IPO roadshow and investor relations, and overseeing the re-organization transaction of the Company in connection with the IPO and the corporate governance matters in connection therewith, the Compensation Committee approved a special, discretionary bonus for Messrs. Busky, Iskra, Schlesinger and Smith. The total amount of the special, discretionary bonuses paid to Messrs. Smith, Busky, Iskra and Schlesinger was $2,090,000, and is shown in the Bonus column on the "Summary Compensation Table" on page 38.

Employment and Severance Agreements

We consider maintenance of a strong management team essential to our success. To that end, we recognize that the uncertainty which may exist among management with respect to their “at-will” employment with us could result in the departure or distraction of management personnel to our detriment. Accordingly, we have determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management team and to allow them to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment. Certain of our named executive officers has entered into an employment agreement or letter agreement that entitles the named executive officer to severance payments and benefits in the event of certain terminations of employment, along with certain other benefits, the key terms of which are summarized as follows:

Christopher Smith

We have entered into an employment agreement with Mr. Smith, pursuant to which we employ Mr. Smith as our Chairman and Chief Executive Officer. The employment agreement has an initial term ending on September 9, 2022, which renews for an additional one year period unless Mr. Smith or the Company delivers written notice of non-renewal at least 90 days prior to the expiration of the then current term. Mr. Smith’s employment agreement provides for base salary, annual performance bonus eligibility and participation in our equity incentive plans. In addition, the agreement provides that Mr. Smith will be entitled to a one-time cash bonus equal to $2,000,000, payable within 10 days after the consummation of our IPO, which is further discussed above under "Other Elements of Compensation - 2021 Discretionary Bonuses."

If we terminate Mr. Smith’s employment without “cause” or he resigns for “good reason,” subject to his execution and non-revocation of a release in favor of the Company, he is entitled to receive (i) an amount equal to 1.0 times the sum of his then current base salary and target annual bonus, payable in installments for 12 months following Mr. Smith’s termination of employment and (ii) payments lasting for up to 12 months’ equal to the amounts Mr. Smith would be required to pay for continued coverage under the Company’s group medical and dental benefit plans.

The employment agreement also includes restrictive covenants pursuant to which Mr. Smith has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for 12 months following termination of his employment and from disclosing our proprietary information during or at any time following his employment.

For purposes of Mr. Smith’s employment agreement:

1.
“cause” means, subject to notice and cure rights, Mr. Smith’s (i) failure to (A) substantially perform his duties with the Company (other than any such failure resulting from disability) or (B) comply with, in a material respect, any of the Company’s policies, in each case that results in material damage to the Company’s property, business or reputation, (ii) repeated failure in a material respect to carry out or comply with any lawful and reasonable directive of our Board of Directors within the scope of his duties, (iii) breach of a material provision of his employment agreement that results in material damage to the Company’s property, business or reputation, (iv) conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (v) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing his duties and responsibilities under the employment agreement; or (vi) commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company or any of its affiliates; and
2.
“good reason” means, subject to notice and cure rights, Mr. Smith’s resignation following any of the following without his prior written approval: (i) a decrease in his annual base salary or target bonus, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous and proportional reduction in annual base salaries affecting all other senior executives of the Company, (ii) a material decrease in his authority or areas of responsibility as are commensurate with his title or position (other than in connection with a corporate transaction where he continues to hold his position with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), (iii) the Company’s material breach of any material agreement with him.

Joseph M. Busky

We entered into an employment offer letter and severance letter with Mr. Busky, pursuant to which we employ him as our Chief Financial Officer. Mr. Busky’s offer letter provides for annual base salary, performance bonus eligibility, an initial equity award grant and benefits. Pursuant to the severance letter, if we terminate Mr. Busky’s employment without cause, he will be entitled to severance payments equal to six months of his annual base salary.

Michael Iskra

Mr. Iskra is party to an employment offer letter with us, pursuant to which we employ him as Executive Vice President, Strategy & Commercial Excellence. Mr. Isrka's employment offer letter was amended in May 2021 (the “Amended Offer Letter”) in order to better align his severance terms and conditions with those of our other named executive officers, as well as his 2021 increase in base salary and PBP target.. Generally, under the Amended Offer Letter, subject to Mr. Iskra's execution and non-revocation of a separation agreement and release in a form satisfactory to the Company, if we terminate Mr. Iskra without cause, he will be eligible to receive minimum severance benefits equal to six months' continued base salary plus 50% of his target bonus and subsidized health benefit coverage for six months following his termination.

Chockalingam Palaniappan

We entered into an employment offer letter and severance letter with Dr. Palaniappan, pursuant to which we employ him as our Chief Innovation Officer. Dr. Palaniappan’s offer letter provides for annual base salary, performance bonus eligibility, an initial equity award grant and benefits. In addition, Dr. Palaniappan received an (i) initial signing bonus equal to $56,627, grossed up for taxes, which was reduced from $150,000 as a result of his former employer not requiring full repayment of a forgivable loan (“Initial Bonus”) and (ii) an additional payment of $136,000 (the “Additional Bonus”). In the event Dr. Palaniappan voluntarily resigns or we terminate his employment for cause, in each case prior to February 24, 2022, he is required to repay a pro rata portion of the Initial Bonus and the Additional Bonus. Dr. Palaniappan’s offer letter also includes an agreement by the Company to provide a relocation package, which Dr. Palaniappan will be required to repay in the event he resigns voluntarily or the Company terminates his employment for cause, in each case, within 24 months from when the relocation benefits are provided. Pursuant to the severance letter, if we terminate Dr. Palaniappan’s employment without cause, he will be entitled to severance payments equal to 12 months of his annual base salary.

Michael A. Schlesinger

We entered into an employment agreement with Mr. Schlesinger, pursuant to which we employ Mr. Schlesinger as our Executive Vice President, General Counsel & Secretary. The employment agreement has a term that renews on January 1 each year for an additional one year period unless Mr. Schlesinger or the Company delivers written notice of non-renewal at least 60 days prior to the expiration of the then current term.

If we terminate Mr. Schlesinger’s employment without “cause” or he resigns for “good reason,” subject to his execution and non-revocation of a release in favor of the Company, he is entitled to receive (i) an amount equal to 1.25 times the sum of his then current annual base salary and target annual bonus, payable in installments for 15 months following Mr. Schlesinger’s termination of employment and (ii) payments lasting for up to 15 months equal to the amounts Mr. Schlesinger would be required to pay for continued coverage under the Company’s group medical and dental benefit plans.

The employment agreement also includes restrictive covenants pursuant to which Mr. Schlesinger has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for 12 months following termination of his employment and from disclosing our proprietary information during or at any time following his employment.

For purposes of Mr. Schlesinger’s employment agreement, “cause” and “good reason” have substantially the same meaning as in Mr. Smith’s employment agreement.

Severance Pay Plan

Executive officers are eligible for severance benefits under the Ortho Clinical Diagnostics Severance Pay Plan (the “Severance Plan”). Under the Severance Plan, benefits are payable to employees upon a position elimination, reduction in force or such other reasons the Severance Plan administrator deems appropriate, subject to an employee’s execution and non-revocation of a release agreement. Severance benefits for executives who are eligible for the Ortho Executive Bonus Program include a minimum of 12 weeks’ base salary pay plus two weeks’ base salary pay for each completed year of service, up to a maximum of 26 weeks’ base salary pay, paid in substantially equal installments.

Insider Trading and Speculation in Company Stock

We have established an Insider Trading & Compliance Policy that prohibits our officers, directors, and employees from engaging in transactions involving our securities while in possession of material, non-public information or otherwise using such information in any manner that would violate applicable laws and regulations. It also prohibits all officers, directors, and employees from speculating in Ordinary Shares, including short selling, derivative transactions, hedging transactions, margin purchases, and pledging activities; provided, that exceptions for margin purchases, pledging and holding the Company's securities in margin accounts may be sought through preclearance channels under the policy.

Summary Compensation Table for the Year Ended January 2, 2022

The following table summarizes the compensation earned by each of the named executive officers from all sources for services rendered in all of their capacities to the Company during the fiscal year ended January 2, 2022.

Name and Principal Position in 2021	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Christopher Smith Chairman and Chief Executive Officer	2021	1,250,000	2,000,250	1,500,000	—	1,326,312	—	121,134	6,197,696
Joseph Busky Chief Financial Officer	2021	510,096	35,000	—	—	149,365	—	40,000	734,461
Michael Iskra Executive Vice President, Strategy & Commercial Excellence	2021	490,385	35,000	2,995,500	—	299,136	—	35,528	3,855,549
Chockalingam Palaniappan, Ph.D. Chief Innovation Officer	2021	459,087	—	—	—	236,958	—	30,000	726,046
Michael A. Schlesinger Executive Vice President, General Counsel & Secretary	2021	559,448	20,000	—	—	276,518	—	66,399	922,365

(1)
The Compensation Committee approved a special discretionary bonus for Messrs. Smith, Busky, Iskra, and Schlesinger to recognize their extraordinary contributions in connection with the Company's IPO.
(2)
Amounts reflect the full grant-date fair value of restricted stock awards and share options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to named executive officers in Note 17 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for fiscal year ended January 2, 2022. The $1.5M reflected for Mr. Smith is attributable to the modifications to the vesting schedule of Mr. Smith's December 2019 Restricted Stock Award approved by the Compensation Committee in February 2021, as further described above under “—Outstanding Equity Incentive Awards.”
(3)
Reflects amounts payable under our PBP program for 2021. For more information, refer to the discussion above under “—Annual Incentive Compensation.”

(4)
The amounts shown in this column consist of the components set forth in the table below, which include the contributions we made with respect to each named executive officer’s 401(k) plan and non-qualified deferred compensation plan account and perquisites provided to each named executive officer. The amounts set forth below reflect the cost to the company of providing the various benefits.

Name	Year	401(k) and non-qualified plan contributions	Relocation benefits ($)	Apartment Rental ($)
Christopher Smith	2021	115,934	—	5,200
Joseph M. Busky	2021	—	40,000	—
Michael Iskra	2021	35,528	—	—
Chockalingam Palaniappan	2021	26,349	2,110	1,541
Michael A. Schlesinger	2021	37,619	—	28,780

Grants of Plan-Based Awards Table

The following table provides supplemental information relating to grants of plan-based awards made to our named executive officers during fiscal 2021 to help explain information provided above in our 2021 Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2021.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards	Grant date fair value of stock and option
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	awards ($)
Christopher Smith	—	80,030	1,250,000	2,500,000	—	—
Joseph M. Busky	—	19,475	307,500	615,000	—	—
Michael Iskra	—	21,000	325,000	650,000	—	—
Restricted Stock Units (2)	5/21/2021	—	—	—	150,000	2,995,500
Chockalingam Palaniappan	—	17,527	276,750	553,500	—	—
Michael A, Schlesinger	—	17,987	281,042	562,084	—	—
(1)
The amounts reported in these columns reflect the cash PBP award opportunity range for each of our named executive officers. For more information, refer to the discussion above under “—Annual Incentive Compensation.”
(2)
The amount shown represents Restricted Stock United awarded to Mr. Iskra in 2021.

For a description of the material terms of the restricted stock unit awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance- based conditions, and the time-vesting stock options, see the descriptions set forth above in “Executive Compensation Discussion and Analysis.” Dividend equivalents are accumulated on restricted stock unit awards and are payable only if and when the restricted stock units vest.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to stock options held by our named executive officers as of January 2, 2022.

		Option Awards							Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Christopher Smith
Time Options(1)	12/20/2019	690,473	345,237	—	12.56	12/20/2029	—	—	—	—
Performance Options(1)	12/20/2019	—	—	1,035,710	12.56	12/20/2029	—	—	—	—
Restricted Stock(1)	12/12/2019	—	—	—	—	—	159,340	3,408,283	—	—
Restricted Stock(1)	9/30/2020	—	—	—	—	—	—	—	199,175	4,260,353
Joseph M. Busky
Time Options(2)	7/7/2020	66,392	132,783	—	12.56	7/7/2030	—	—	—	—
Performance Options(2)	7/7/2020	—	—	199,175	12.56	7/7/2030	—	—	—	—
Michael Iskra
Time Options(3)	7/27/2020	13,278	26,557	—	12.56	7/27/2030	—	—	—	—
Performance Options(3)	7/27/2020	—	—	39,835	12.56	7/27/2030	—	—	—	—
Time Options(4)	12/20/2019	79,670	39,835	—	12.56	12/20/2029	—	—	—	—
Performance Options(4)	12/20/2019	—	—	119,505	12.56	12/20/2029	—	—	—	—
Time Options(5)	12/21/2015	125,241	—	—	6.28	12/21/2025	—	—	—	—
Performance Options(5)	12/21/2015	83,494	—	—	6.28	12/21/2025	—	—	—	—
Restricted Stock Unit (6)	5/21/2021						150,000	3,208,500
Chockalingam Palaniappan
Time Options(7)	3/24/2020	53,113	106,227	—	12.56	3/24/2030	—	—	—	—
Performance Options(7)	3/24/2020	—	—	159,340	12.56	3/24/2030	—	—	—	—
Michael A. Schlesinger
Time Options(8)	12/20/2019	98,260	53,113	—	12.56	12/20/2029	—	—	—	—
Performance Options(8)	12/20/2019	—	—	159,340	12.56	12/20/2029	—	—	—	—
Time Options(9)	10/22/2014	218,043	—	—	6.28	10/22/2024	—	—	—	—

(1)
Represents options granted to Mr. Smith in connection with his commencement of employment in September 2019. The three annual installments of time-vesting options were and are scheduled to vest equally on September 9, 2020, 2021 and 2022, subject to his continued employment on each vesting date. The performance-vesting options vest on such date as the Company’s stock price equals or exceeds $20.40 (the “Stock Price Hurdle”), provided that as of such date or prior thereto, the Principal Shareholder has attained certain cash returns on its investment in us (the “Return Metric”). The restricted stock awarded in 2019 will vest as to 100% of the total number of then-unvested shares underlying the award on September 9, 2022. As of the end of fiscal year 2021, the restricted stock granted in 2020 was subject to vesting, with respect to a portion of the shares, in six months increments through the two year anniversary of our IPO and, with respect to all shares, subject to our attainment of share price hurdles ranging from $18.83 to $25.11.
(2)
Represents options granted to Mr. Busky in connection with the commencement of his employment in July 2020. The three annual installments of time-vesting options vest equally on July 7, 2021, 2022 and 2023, subject to his continued employment on each vesting date. The performance-vesting options vest on such date as the Company’s stock price equals or exceeds the Stock Price Hurdle, provided that as of such date or prior thereto, the Return Metric has been achieved.
(3)
Represents options granted to Mr. Iskra in connection with promotion to Executive Vice President of Commercial Excellence and Strategy effective August 1, 2020. The three annual installments of time-vesting options vest equally on July 27, 2021, 2022 and 2023, subject to his continued employment on each vesting date. The performance-vesting options vest on such date as the Company’s stock price equals or exceeds the Stock Price Hurdle, provided that as of such date or prior thereto, the Return Metric has been achieved.
(4)
Represents options granted to Mr. Iskra in December 2019. The three annual installments of time-vesting options were and are scheduled to vest equally on December 20, 2021 and 2022, subject to his continued employment on each vesting date. The performance-vesting options vest on such date as the Company’s stock price equals or exceeds the Stock Price Hurdle, provided that as of such date or prior thereto, the Return Metric has been achieved.
(5)
Represents options granted to Mr. Iskra in December 2015. The unvested performance-vesting options are eligible to vest as described above under “—Long-term Incentive Compensation.”
(6)
Represents Restricted Stock Units granted to Mr. Iskra on May 21, 2021.
(7)
Represents options granted to Dr. Palaniappan in connection with the commencement of his employment in March 2020. The three annual installments of time-vesting options vest equally on February 24, 2021, 2022 and 2023, subject to his continued employment on each vesting date. The performance-vesting options vest on such date as the Company’s stock price equals or exceeds the Stock Price Hurdle, provided that as of such date or prior thereto, the Return Metric has been achieved.
(8)
Represents options granted to Mr. Schlesinger in December 2019. The three annual installments of time-vesting options were and are scheduled to vest equally on December 20, 2020, 2021 and 2022, subject to his continued employment on each vesting date. The performance-vesting options vest on such date as the Company’s stock price equals or exceeds $20.40 (the “Stock Price Hurdle”), provided that as of such date or prior thereto, the Principal Shareholders have received aggregate Cash Proceeds equal to or in excess of two (2) times the Investment.
(9)
Represents options granted to Mr. Schlesinger in October 2014. The unvested performance-vesting options are eligible to vest as described above under “Long-term Incentive Compensation.”

Option Exercises and Stock Vested Table

The below table depicts options that were exercised by our named executive officers during the year ended January 2, 2022.

Name	Option awards || number of shares acquired on exercise	Option awards || value realized on exercise	Stock awards || number of shares acquired on vesting	Stock awards || value realized on vesting
Christopher Smith	—	—	278,845	6,126,225
Joseph M. Busky	—	—	—	—
Michael Iskra	—	—	—	—
Chockalingam Palaniappan	—	—	—	—
Michael A. Schlesinger	205,464	2,787,448	—	—

Pension Benefits Table

None of our named executive officers participated in any defined benefit pension plans in 2021.

Non-Qualified Deferred Compensation Table

We maintain the Ortho Clinical Diagnostics Excess Plan, or Excess Plan, for a select group of our highly compensated employees, in which our named executive officers are eligible to participate. Under the terms of the Excess Plan, we make contributions to participant accounts equal to amounts which would have been received in the tax-qualified 401(k) Plan had the participant’s participation in the 401(k) Plan not been limited by rules imposed under the Code and ERISA.

The following table contains information regarding nonqualified deferred compensation plans for 2021.

Name	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Christopher Smith	44,483	412	—	4,967
Joseph M. Busky	—	—	—	—
Michael Iskra	15,357	6,268	—	74,103
Chockalingam Palaniappan	—	—	—	—
Michael A. Schlesinger	24,014	13,026	—	153,781

(1) Reflects contributions made to the plan in March 2021 in respect to Excess Plan amounts for 2020.

Potential Payments upon Termination or a Change in Control

Our named executive officers would be entitled to severance payments and benefits in the event their employment with us is terminated following an involuntary termination, which would include a termination of the officer’s employment by us without cause or, for Mr. Smith and Mr. Schlesinger, a resignation for good reason. For more information, refer to the discussion above under the heading “—Employment and severance arrangements.” In addition, our named executive officers’ outstanding stock option and restricted share awards would vest upon the occurrence of a “liquidity event” for the Principal Shareholder, which could include a change in control of us and generally would occur if the Principal Shareholder sold shares representing at least 50% of its investment in us (70% for option awards granted before December 2019), subject to attainment of certain share price and return thresholds for certain of the performance-based option awards. For more information, refer to the discussion above under the heading “—Long-term Incentive Compensation.”

The following table shows potential payments to our named executive officers under the employment and severance arrangements and with respect to their outstanding equity incentive awards for various scenarios involving a termination of employment or the Principal Shareholder liquidity event assuming such event occurred on December 31, 2021 and, where applicable, using a price of our ordinary shares of $21.39, which was the most recent board determined value of our ordinary shares as of such date:

	Form of payment
Name/Triggering Event	Cash severance ($)	Prorated bonus ($)	Benefit continuation ($)	Equity awards ($)	Total($)
Christopher Smith
Liquidity Event	0	0	0	19,862,398	19,862,398
Death/Disability	0	2,248,403	0	0	2,248,403
Involuntary Termination	2,500,000	2,248,403	27,987	852,071	5,628,461
Joseph M. Busky
Liquidity Event	0	0	0	2,931,189	2,931,189
Death/Disability	0	532,132	0	0	532,132
Involuntary Termination	256,250	532,132	9,932	0	798,314
Michael Iskra
Liquidity Event	0	0	0	1,993,214	1,993,214
Death/Disability	0	573,500	0	0	573,500
Involuntary Termination	250,000	573,500	4,803	0	828,303
Chockalingam Palaniappan
Liquidity Event	0	0	0	2,344,957	2,344,957
Death/Disability	0	478,919	0	0	478,919
Involuntary Termination	461,250	478,919	7,037	0	947,206
Michael A. Schlesinger
Liquidity Event	0	0	0	1,875,960	1,875,960
Death/Disability	0	486,346	0	0	486,346
Involuntary Termination	702,605	486,346	24,806	0	1,213,757

CEO PAY RATIO

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Smith, our CEO, to the annual total compensation of the median employee of the Company.

To determine our median employee, we collected information regarding annual cash base pay and any cash incentive compensation. This methodology was consistently applied to all employees ,excluding the CEO. The employee population was taken as of December 31, 2021. The Company did not make any assumptions, adjustments, or estimates with respect to employee compensation and did not annualize the compensation for any employees. We did not exclude any countries from the calculation. Based on this analysis for 2021, we concluded the following:

•	The annual total compensation of our median employee was $91,995, including $21,025 in employer-provided health and welfare benefits. This employee is an Assistant Field Engineer Manager in China.

•	Mr. Smith’s annual total compensation was $6,217,039, including $19,343 in employer-provided health and welfare benefits not included in the Summary Compensation Table.

•	Based on this information, the ratio of the annual total compensation of Mr. Smith to the median annual total compensation of our employees was estimated to be 68:1.

Because the SEC rules for identifying the median employee and calculating pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure reflected above may not be comparable to the pay ratio reported by other companies, including companies in our industry.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Executive Compensation Discussion and Analysis of the Company. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10–K for the year ended January 2, 2022.

Submitted by the Compensation Committee of the Board of Directors:

Stephen Wise, Chair

Carl Hull

Ron Labrum

Robert Schmidt

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website at http://ir.orthoclincialdiagnostics.com. The Audit Committee has:

•
selected PwC as our independent registered public accounting firm to audit and report on our consolidated financial statements as of and for the year ending January 1, 2023 and the effectiveness of the Company’s internal control over financial reporting as of January 1, 2023, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”);

•
reviewed and discussed our audited financial statements for the year ended January 2, 2022 with management and with PwC;

•
discussed with PwC the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•
received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Evelyn Dilsaver, Chair

Thomas Mac Mahon

David Perez

PROPOSAL 1 – 2021 SAY-ON-PAY FOR NEOS

What am I voting on?

Our say-on-pay vote provides shareholders the opportunity to vote on a non-binding advisory basis, to approve the compensation of our named executive officers (“NEOs”). As such, we have included in this Proxy Statement details on our 2021 compensation program for our NEOs and are asking shareholders to approve our 2021 NEO compensation.

Our executive compensation program is reviewed by the Compensation Committee with the objective of developing a program that unites the executive team in the achievement of our business and strategic goals while meeting our goals of attracting, motivating, and retaining a talented and creative team of executives who will provide leadership for our success in competitive markets. We seek to accomplish this goal in a way that both rewards performance and at the same time is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.

We are seeking our shareholders to approve the compensation of our NEOs by casting a vote "FOR" the following resolution:

"RESOLVED, that the compensation paid to the Company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED."

What are some of our executive compensation program highlights?

The “Executive Compensation Discussion and Analysis” section of this Proxy Statement describes in detail our executive compensation program and decisions made by our Compensation Committee for 2021. Highlights of the program include the following:

•
The approval of an executive compensation peer group that reflects our reality as a complex, global company with similar attributes, including similar revenue and market capitalizations in the health care equipment industries. The peer group provides insights to the Compensation Committee on the competitive market among similar global companies, as well as among our key industry peers.
•
The approval of compensation packages for the senior leadership of the organization focused on creating a unified executive team that is highly focused on achieving our strategic goals and benefiting from compensation that is fair, competitive, and aligned to create value for our shareholders.
•
The adoption of governance arrangements that reflect both competitive market practice and best practices regarding global executive compensation. These include our insider trading policy, which includes anti-hedging and anti-pledging policies.

We believe our executive compensation program serves us and our shareholders by helping us (1) attract, motivate, and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for delivering results in a dynamic and competitive market and (2) reward executives for financial and operational achievements that align with shareholder interests and enhance shareholder value over the long term.

Is this vote binding on the Board or the Compensation Committee?

This vote is advisory only, pursuant to Section 14(a) of the Exchange Act, and our NEOs’ 2022 compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.

The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders’ feedback, on the design and effectiveness of our executive compensation program, and the Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s executive compensation program.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 2 – NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

What am I voting on?

In accordance with the requirements of Section 14(a) of the Exchange Act and the related rules of the SEC, we are submitting for shareholder consideration a separate resolution to determine, in a non-binding, advisory vote, whether a shareholder vote to approve the compensation paid to our NEOs (that is, the “Say-on-Pay" proposal presented in Proposal 1 on page 46) should occur every one, two or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the Company at this time, and, therefore, our Board recommends that you vote for future advisory votes on executive compensation to occur each year.

In formulating its recommendation, the Board recognized that the Company's executive compensation programs are designed to promote long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with the current prevailing market practice and our appreciation of input from our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal 1, the information on the Company’s compensation policies and decisions regarding the NEOs presented in the “Executive Compensation Discussion and Analysis" section starting on page 29, as well as the discussion regarding the role of the Compensation Committee starting on page 29.

Is this vote binding on the Board or the Compensation Committee?

This vote is advisory only, pursuant to Section 14(a) of the Exchange Act, and will not be binding upon the Board or the Compensation Committee. Neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders' feedback and will carefully review and consider the outcome of the vote to determine the frequency of providing offering future advisory votes on the “Say-on-Pay" proposal.

How does the Board recommend that I vote?

The Board recommends that you vote “1 YEAR” with respect to the frequency with which shareholders are provided an advisory vote on the compensation paid to our NEOs.

PROPOSAL 3 – RATIFICATION OF U.S. AUDITOR

What am I voting on?

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC") as the Company’s U.S. independent registered public accounting firm for the fiscal year ending January 1, 2023, subject to ratification by the Company’s shareholders. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the registered public accounting firm for the year ending January 1, 2023.

If this proposal is not approved, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of PwC.

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

How much was the independent registered public accounting firm paid for 2021 and 2020?

Set forth below is summary information with respect to PwC’s fees for services provided in 2021 and 2020.

Type of Fees	January 3, 2021	January 2, 2022
	(in millions)
Audit Fees	$8.7	$6.5
Audit-Related Fees	0.3	0.1
Tax Fees	2.3	1.6
Other Fees	0.1	0.3
Total	$11.4	$8.5

“Audit Fees” includes fees for audit services, which include the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, the review of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q, assistance with and review of documents filed with the SEC, and statutory audits. During the fiscal years ended January 2, 2022 and January 3, 2021, audit fees also includes fees associated with our initial public offering. “Audit-Related Fees” includes fees for audit-related services, which primarily consisted of consultation on financial reporting standards. “Tax Fees” includes fees for tax services, consisting of tax compliance services and tax planning and consultation with respect to various corporate tax matters. “Other Fees” includes fees for due diligence services related to mergers and acquisitions and fees for accounting research software.

What are the Company’s pre-approval policies and procedures?

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The Audit Committee reviews all relationships between our independent registered public accounting firm and us that may relate to the independent registered public accounting firm’s independence.

The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by PwC for 2021 and the estimated costs of those services.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 4 – U.K. ANNUAL REPORT AND ACCOUNTS

What am I voting on?

Along with this Proxy Statement, the Company is providing its U.K. Annual Report and Accounts, including the related directors’ and auditor’s report, for the year ended January 2, 2022. Under the Companies Act, our shareholders must vote to receive the U.K. Annual Report and Accounts and related reports.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 5 – 2021 DIRECTORS’ REMUNERATION REPORT

What am I voting on?

All U.K. incorporated companies that are “quoted companies” under the Companies Act are required to submit their directors’ remuneration report to shareholders on an annual basis. As such, we are asking our shareholders to approve, on a non-binding advisory basis, the compensation paid to our directors in 2021, which can be found in our 2021 Directors’ Remuneration Report of our U.K. Annual Report and Accounts. We currently have one executive director, our Chairman and our Chief Executive Officer, and his 2021 compensation will be subject to both Proposal 1 (2021 Say-on-Pay proposal for NEOs) and this Proposal 5.

Please see the discussion under “Proposal 1 – Say-on-Pay for NEOs” above for the reasons why the Board is recommending that the shareholders vote “FOR” the 2021 Directors’ Remuneration Report.

Is this vote binding on the Board or the Compensation Committee?

This vote is advisory only, pursuant to the Companies Act, and our directors’ entitlement to receive remuneration is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed.

The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders’ feedback, and the Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s executive director and non-executive director compensation programs.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 6 – PROSPECTIVE DIRECTORS’ REMUNERATION POLICY

What am I voting on?

As a company governed by the Companies Act and in accordance with Section 439 thereof, we are asking shareholders to approve our prospective Directors’ Remuneration Policy, which is set forth in our U.K. Annual Report. It describes the Company’s forward-looking policy on Directors’ remuneration, including information on payments to directors for loss of office, and is subject to a binding shareholders’ vote by ordinary resolution at least once every three years. If approved, the Directors’ Remuneration Policy will take effect following the Annual Meeting. On approval of the Directors’ Remuneration Policy, all payments by the Company to its directors and former directors will be made in accordance with the Directors’ Remuneration Policy, unless a payment has been separately approved by a shareholder resolution.

What happens if this resolution is not approved?

If the Directors’ Remuneration Policy is not approved at the Annual Meeting, the Company will incur additional expenses to comply with English law as it will be required to hold additional shareholder meetings until a policy is approved. In addition, if the Directors’ Remuneration Policy is not approved, the Company may not be able to pay expected compensation to its directors, including the Chairman and Chief Executive Officer, which could materially harm its ability to retain top executives and manage its business.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 7 – RE-APPOINTMENT OF U.K. STATUTORY AUDITOR

What am I voting on?

Under the Companies Act, the Company’s U.K. statutory auditor must be re-appointed at each meeting at which the annual report and accounts are presented to shareholders. The Company’s current U.K. statutory auditor is PwC. We are asking shareholders to approve the re-appointment of PwC as the Company’s U.K. statutory auditor to hold office from the conclusion of the Annual Meeting until the next annual general meeting of shareholders at which accounts are laid.

If this proposal is not approved, the Board may appoint an auditor to fill the vacancy.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 8 – U.K. STATUTORY AUDITOR FEES

What am I voting on?

Under the Companies Act, the remuneration of the Company’s U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. The Company is asking its shareholders to (a) authorize the Board and/or the Audit Committee to determine the remuneration of PwC in its capacity as the Company’s U.K. statutory auditor under the Companies Act for the year ending January 1, 2023, and (b) ratify the Audit Committee’s determination of the remuneration of PwC in its capacity as the Company’s U.K. statutory auditor under the Companies Act for the year ended January 2, 2022. It is proposed that, going forward, the Board would delegate this authority to determine the remuneration of the Company’s U.K. statutory auditor to the Audit Committee in accordance with the Board’s procedures and applicable law.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF OUR MANAGEMENT AND
HOLDERS OF MORE THAN 5% OF
OUTSTANDING SHARES OF ORDINARY SHARES

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of the Ordinary Shares of Ortho Clinical Diagnostics Holdings plc as of April 18, 2022 by:

•	each person known by us to own beneficially 5% or more of our outstanding Ordinary Shares, including the selling shareholder;

•	each of our directors;

•	each of our named executive officers; and

•	our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned Ordinary Shares.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869.

Name of beneficial owner:	Shares	Percent of Class(1)
5% Shareholders :
Carlyle Investor(2)	118,106,000	49.67%
T. Rowe Price Associates, Inc.(3)	19,981,658	8.4%
Directors and Named Executive Officers:
Christopher M. Smith(4)	957,833	*
Joseph M. Busky(5)	66,392	*
Chad Dale(6)	131,396	—
Michael S. Iskra(7)	301,683	*
Chockalingam Palaniappan(8)	106,227	*
Michael A. Schlesinger(9)	185,897	*
Karen H. Bechtel(10)	2,600	*
Evelyn Dilsaver(11)	2,600	*
Allan Holt	—	—
Carl Hull(12)	60,883	*
Ron Labrum(13)	108,685	*
Thomas Mac Mahon(14)	140,553	*
David Perez(15)	7,276	*
Robert R. Schmidt	—	—
Stephen H. Wise	—	—
Robert Yates(16)	1,026,843	*
All directors and executive officers as a group (16 persons)(17)	3,098,868	1.3%

* Less than 1%

(1)
The calculation of percentage of ownership of each listed beneficial owner is based on 237,734,877Ordinary Shares outstanding on April 18, 2022.
(2)
The amount and percentage shown and the information contained in this footnote are based on a Schedule 13G filed by the Carlyle Group Inc. with the SEC on February 11, 2022. Reflects Ordinary Shares held of record by Carlyle Partners VI Cayman Holdings, L.P. (the “Carlyle Investor”). The Carlyle Group Inc., a publicly traded company listed on Nasdaq, is the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group VI Cayman, L.L.C., which is the general partner of TC Group VI Cayman, L.P., which is the general partner of the Carlyle Investor. Voting and investment determinations with respect to the Ordinary Shares held of record by the Carlyle Investor are made by an investment committee of TC Group VI Cayman, L.P. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by the Carlyle Investor. Each of them disclaims beneficial ownership of such securities. The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group VI Cayman, L.P. and the Carlyle Investor is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands. The address of each of the other entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004.
(3)
The amount and percentage shown and the information contained in this footnote are based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on February 14, 2022. T. Rowe Price has sole voting power with respect to 6,886,191 Ordinary Shares and sole dispositive power with respect to 19,981,658 Ordinary Shares. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.
(4)
Includes 590,473 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022.
(5)
Includes 66,392 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022.
(6)
As disclosed in our Current Report on Form 8-K filed with the SEC on May 3, 2021, on April 27, 2021, Mr. Dale resigned as Chief Operating Officer of the Company, effective May 7, 2021.
(7)
Includes 301,683 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022.
(8)
Includes 106,227 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022.
(9)
Includes 98,260 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022.
(10)
Includes 2,600 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(11)
Includes 2,600 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(12)
Includes (i) 41,172 Ordinary Shares held by Hull Living Trust, of which Mr. Hull is the trustee and (ii) 1,300 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(13)
Includes 1,300 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(14)
Includes (i) 27,584 Ordinary Shares held by Kelly M Ewing 2012 Trust U/A DTD 7/3/2012, of which Mr. Mac Mahon is a trustee (ii) 27,584 Ordinary Shares held by Lauren C. Hand 2012 Trust U/A/ DTD 7/3/2012, of which Mr. Mac Mahon is trustee (iii) 24,501 Ordinary Shares held by The Thomas & Sarah Mac Mahon Family Charitable Foundation Trust (dated 11/24/2003), of which Mr. Mac Mahon is a trustee and (iv)1,300 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(15)
Includes 1,300 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(16)
Includes (i) 1,025,225 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022, and (ii) 1,618 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.
(17)
Includes (i) 2,188,260 Ordinary Shares issuable upon the exercise of options vested within 60 days following April 18, 2022, and (ii) 12,018 Ordinary Shares issuable upon the settlement of restricted stock units that will vest within 60 days following April 18, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 executive officers, and any persons who beneficially own more than 10% of the Company’s Ordinary Shares, to file with the SEC initial reports of ownership and reports of changes in ownership. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing and filing these reports with the SEC.

To the Company’s knowledge, based solely on a review of the reports filed, the copies of such reports furnished to the Company, and written representations that no other reports were required, all Section 16(a) filing requirements were met on a timely basis during 2021, except for a Form 4 filed on October 4, 2021 for Mr. Yates that reported the surrender of shares to the Company for the payment of taxes on August 5, 2021, in connection with the vesting of previously granted restricted stock units, that was filed late due to an administrative oversight.

SECURITIES AVAILABLE FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS

The following table sets forth all of our securities authorized for issuance under our equity compensation plans as of January 2, 2022, which plans include the 2014 Equity Incentive Plan (the “2014 Plan”) and the 2021 Incentive Award Plan (the “2021 Plan”). Following the adoption of our 2021 Plan, no future awards will be granted under the 2014 Plan, although any outstanding awards under the 2014 Plan will continue to vest in accordance with their terms.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	320,350(1)	$20.14	15,460,083
Equity compensation plans not approved by security holders (3)	13,277,501(2)	$10.02	—
Total	13,597,851	$10.26	15,460,083

(1) Includes 166,900 restricted stock units granted under our 2021 Plan for which there is no exercise price weighted in column (b).

(2) Includes 388,724 restricted stock units granted under our 2014 Plan for which there is no exercise price weighted in column (b).

(3) A description off our 2014 Plan is set forth in the Company's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, filed with the SEC on January 29, 2021.

PROPOSALS FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

If a shareholder wishes to submit a proposal for possible inclusion in our 2023 Proxy Statement and form of proxy for our 2023 Annual General Meeting of Shareholders, the notice must be in proper form, comply with Rule 14a-8 of the Exchange Act, and be received no later than January 2, 2023, addressed to the Nominating and Corporate Governance Committee at c/o Company Secretary, 1001 Route 202, Raritan, New Jersey 08869 or via email to Michael.Schlesinger@orthoclinicaldiagnostics.com and Deb.Ferguson@orthoclinicaldiagnostics.com

Without prejudice to the rights of a shareholder of record under the Companies Act, if a shareholder wishes to submit a proposal at our 2023 Annual General Meeting of Shareholders other than for inclusion in our 2023 Proxy Statement and form of proxy, our Articles require the shareholder to deliver written notice thereof, setting forth the information specified in our Articles, to the Corporate Secretary at our principal executive offices no earlier than January 2, 2023 and no later than March 18, 2023; provided, however, that the subject of the proposal and the content of the notice must otherwise comply with the requirements of our Articles. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after June 16, 2023, however, a shareholder must deliver notice no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which we first make public announcement of the date of such meeting. A copy of our Articles may be obtained by writing to 1001 Route 202, Raritan, NJ 08869, Attention: Corporate Secretary.

Under sections 338 and 338A of the Companies Act, shareholders meeting the threshold requirements in those sections may require the Company to include (i) a resolution in its notice of annual general meeting or (ii) any matter (other than a proposed resolution) in the business to be dealt with at the 2023 Annual General Meeting of Shareholders. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by the Company at 1001 Route 202, Raritan, NJ 08869, Attention: Corporate Secretary at least six weeks prior to the date of the 2023 Annual General Meeting of Shareholders or, if later, at the time notice of the annual general meeting is delivered to shareholders.

SHAREHOLDERS SHARING AN ADDRESS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While the Company does not household, a number of brokerage firms with account holders who are Company shareholders household proxy materials, delivering a single set of our Proxy Materials or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and the Company will promptly deliver, a separate copy of the Proxy Materials or Notice by writing to our Corporate Secretary at our principal executive offices, which are located at 1001 Route 202, Raritan, NJ 08869 or by calling (908) 218-8000.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains financial measures that are considered non-GAAP financial measures under applicable U.S. securities rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation.

Adjusted EBITDA consists of net loss before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization and eliminates (i) certain non-operating income or expense and (ii) impacts of certain noncash, unusual or other items that are included in net loss that the Company does not consider indicative of its ongoing operating performance.

The following table sets forth a reconciliation of Adjusted EBITDA to net loss (in millions):

	Fiscal Year Ended
	January 2, 2022	January 3, 2021
Net loss	$(54.3)	$(211.9)
Interest expense, net	146.0	198.2
Provision for (benefit from) income taxes	28.3	(13.4)
Depreciation and amortization	328.1	325.9
Stock-based compensation (a)	22.2	8.6
Restructuring and severance-related costs (b)	8.2	11.7
Loss on extinguishment of debt	50.3	12.6
Arbitration award (c)	(7.4)	—
Quidel acquisition-related costs (d)	7.0	—
Tax indemnification expense, net (e)	0.8	31.2
Costs related to Ortho's initial public and secondary offerings (f)	5.4	7.8
EU medical device regulation transition costs (g)	4.0	4.3
Unrealized foreign currency exchange losses, net (h)	—	63.0
Other adjustments (i)	9.5	10.5
Adjusted EBITDA	$548.1	$448.5

Adjusted net income consists of consists of net loss before amortization and the elimination of (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net loss that the Company does not consider indicative of its ongoing operating performance.

The following table sets forth a reconciliation of Adjusted net income, adjusted basic earnings per share (“EPS”) and adjusted diluted EPS to net loss (in millions, except per share amounts):

	Fiscal Year Ended
	January 2, 2022	January 3, 2021
Net loss	$(54.3)	$(211.9)
Amortization of intangible assets	133.4	131.9
Stock-based compensation (a)	22.2	8.6
Restructuring and severance-related costs (b)	8.2	11.7
Loss on extinguishment of debt	50.3	12.6
Arbitration award (c)	(7.4)	—
Quidel acquisition-related costs (d)	7.0	—
Costs related to Ortho's initial public and secondary offerings (f)	5.4	7.8
EU medical device regulation transition costs (g)	4.0	4.3
Unrealized foreign currency exchanges losses, net (h)	—	63.0
Other adjustments (i)	14.0	10.5
Total adjustments	237.1	250.4
Tax effect of reconciling items (j)	(7.5)	(6.3)
Discrete tax items (k)	12.4	11.5
Adjusted net income	$187.7	$43.7
Adjusted basic EPS	$0.82	$0.30
Adjusted diluted EPS	$0.80	$0.29
Diluted weighted-average ordinary shares outstanding	234.7	150.6
(a)
Represents expenses related to awards granted under our 2014 Equity Incentive Plan.
(b)
Represents restructuring and severance costs related to several discrete initiatives intended to strengthen operational performance and to support building our commercial capabilities.
(c)
Represents an award from an arbitration proceeding related to one of our collaboration agreements of $8.5 million, partially offset by related legal fees of $1.1 million.
(d)
Represents acquiree-related transaction costs related to the Business Combination Agreement with Quidel.
(e)
Represents the reversal of the impact of tax indemnification income with Johnson & Johnson, primarily related to certain state tax matters, for which we recorded a tax reserve and indemnification. These state tax matters primarily include the taxability of the sale of our assets on the Acquisition date from Johnson & Johnson.
(f)
Represents costs incurred in connection with our IPO and underwritten secondary offering.
(g)
European Medical Device Regulation costs represent incremental consulting costs and R&D manufacturing site costs for our previously registered products under the In Vitro Diagnostic Regulation (“IVDR”) to align existing, on-market products, with the revised expectations under the IVDR. IVDR is a replacement of the existing European In Vitro Diagnostics Directive regulatory framework, and manufacturers of currently marketed medical devices are required to comply with EU IVDR beginning in May 2022.
(h)
Represents noncash unrealized gains and losses resulting from the remeasurement of transactions denominated in foreign currencies primarily related to intercompany loans. Beginning in fiscal year 2021, we initiated programs to mitigate the impact of foreign currencies related to intercompany loans in our results, and such noncash net unrealized gains were approximately $33.0 million for the fiscal year ended January 2, 2022. We intend for these programs to mitigate the impact of foreign currency exchange rate fluctuations related to intercompany loans in current and future periods. Therefore, effective January 4, 2021, we no longer exclude non-cash unrealized gains and losses from Adjusted EBITDA.
(i)
Represents miscellaneous other adjustments related to unusual items impacting our results, including Principal Shareholder management fees of $3.0 million in each of the fiscal years ended January 2, 2022 and January 3, 2021; noncash derivative mark-to-market losses of $0.4 million and $1.5 million during the fiscal years ended January 2, 2022 and January 3, 2021, respectively; costs related to our executive leadership reorganization, initiated in fiscal year 2019, of $1.0 million and $3.5 million during the fiscal years ended January 2, 2022 and January 3, 2021, respectively; and other individually immaterial adjustments. Adjusted net income during the fiscal year ended January 2, 2022 also includes the elimination of certain noncash charges related to one of our derivative instruments and other noncash charges related to one of our operational initiatives.
(j)
Non-GAAP adjustments were tax effected based on the nature of the expense and related jurisdiction, many of which are impacted by valuation allowances resulting in little to no tax impact.
(k)
We exclude deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, and other unusual items not related to current operating results.

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D78510-P72822 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC**

**The Board of Directors recommends you vote FOR the following proposal:**

**The Board of Directors recommends you vote 1 Year on the following proposal:**

**The Board of Directors recommends you vote FOR the following proposals:**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

D78511-P72822

**ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC**
**Annual General Meeting of Shareholders**
**June 16, 2022 10:00 A.M. EDT**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Joseph M. Busky and Michael A. Schlesinger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 A.M. EDT on June 16, 2022, at https://web.lumiagm.com/ and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**